Exhibit 2.2

RED MOUNTAIN VENTURES

Amended and Restated LIMITED PARTNERSHIP AGREEMENT

July 1, 2017

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions	7
Headings and Table of Contents	17
Gender and Number	17
Currency	18
Certain Phrases	18
Invalidity of Provisions	18
Entire Agreement	18
Waiver, Amendment	18
Governing Law	18

ARTICLE 2
FORMATION, business and term OF partnership

Formation of Partnership	19
Partnership Name	19
Principal Office of Partnership	19
Purpose of Partnership	19
Jurisdictional Limitation	19
Term	20

ARTICLE 3
PARTNERSHIP units

Capital of the Partnership	20
Unit Certificates and Registration	21
Creation and Sale of Additional Units	21
Subscription for Units	22
Registered Holder as Absolute Owner	22
Joint Holders	22
Adjustment Upon Reorganization	22
Incapacity, Death, Insolvency or Bankruptcy	23
Defaced, Lost or Destroyed Unit Certificates	23
Fractions of a Unit	23

ARTICLE 4
Contributions, allocations and distributions

Capital Accounts	23
Certain Definitions	24
Allocation of Income and Loss	24
Distributions to the Limited Partners	27
Further Contributions Not Required	28
Interest on Accounts	28
Interest and Liability	29
Additional Contributions and Funding	29
Right of First Refusal for Class D Unit Holders on Priority Units	29
Right Of First Refusal of Class B Units	30
Restriction on Further Issuance of Class C2 Units	31
Expenses	32

ARTICLE 5
RELATIONSHIP BETWEEN PARTNERS

Representation and Warranty of the General Partner	32
Representations and Warranties of Each Limited Partner	32
Limitations on Authority of Each Limited Partner	33
Unlimited Liability of the General Partner	33
Limited Liability of Each Limited Partner	33
Covenant of General Partner with Respect to the Partnership	33
Covenant of General Partner with Respect to Each Limited Partner	33
Indemnification by the General Partner	34
No Encumbrances or Other Transfers	34
No "Canadian Partnership"	34

ARTICLE 6
MANAGEMENT OF The Partnership

General Authority and Obligations of the General Partner	34
Major Decisions	36
Power of the General Partner	36
Interim Investments	37
Payments to the General Partner	37
Prohibition on Commingling of The Partnership Assets	37
Register of Limited Partners and Records of the Partnership	37
Power of Attorney	38
Indemnification of the General Partner	39

ARTICLE 7
meetings of partners

Meetings of Partners	40
Notice	41
Chairman of Meeting	41
Quorum	41
Voting	41
Attendance by Officers and Directors of General Partner	42
Decisions In Writing	42
Minutes and Records of Meetings	43
Power to Execute	43

ARTICLE 8
RESIGNATION OR REMOVAL OF GENERAL PARTNER

The General Partner to Continue to Act	43
Resignation of the General Partner	43
Removal of the General Partner	43
Transfer of Management	44
Transfer of Title, etc.	44
Successor General Partner	44
Continuity of The Partnership	45
Indemnification of Former General Partner	45

ARTICLE 9
ACCOUNTS AND BANKING

Maintenance of Accounts	46
Capital and Current Accounts	46
Bankers	46

ARTICLE 10
UNIT OWNERSHIP AND RESTRICTIONS ON TRANSFER

Restrictions on Transfer	46
Permitted Transferees	46
Encumbering Units	47

ARTICLE 11
transfers TO THIRD PARTIES

Third Party Sale	48
Piggy-Back Rights	48
Carry-Along Requirement	49

ARTICLE 12
INELIGIBLE LIMITED PARTNERS

Ineligible Limited Partners	49
Irrevocable Option to Purchase Units of Ineligible Limited Partner	50
Purchase Price for Units	50
Closing	50
No Sale	51

ARTICLE 13
PROCEDURE FOR SALE OF UNITS

Application of Sale Provisions	51
Obligations of Vendor	51
Release of Guarantees	52
Deliveries to the Vendor	53
Repayment of Debts	53
Payment of Purchase Price	53
Non-Compliance with Conditions	53
Non-Completion by vendor	54
Non-Completion by Purchaser	54
No Joint Liability	54
Consents	55

ARTICLE 14
FAIR MARKET VALUE

Purchase Price for Units	55
Meaning of Fair Market Value	55
Estimate of Fair Market Value	56

ARTICLE 15
DISSOLUTION AND WINDING-UP

No Dissolution of Partnership	56
Dissolution of Partnership	56
Operation After Dissolution of Partnership	57
Winding-Up of Partnership	57
Termination not to Affect Rights or Obligations	59

ARTICLE 16
AMENDMENTS

General Partner May Make Amendments	59
Amendments Requiring Approval of Limited Partners	59

ARTICLE 17
Arbitration

Best Endeavours to Settle Disputes	60
Arbitration	60

ARTICLE 18
GENERAL PROVISIONS

Notices	61
Limited Partner Is not a General Partner	61
Time of Essence	61
Further Assurances	61
Counterparts	62
Enurement	62

SCHEDULES

Schedule 3.6	Form of Acknowledgement to be Bound by Agreement
Schedule 13.3(d)	Form of Release by Vendor in favour of Partnership, General Partner and Subsidiaries
Schedule 13.5	Form of Release by Partnership, General Partner and Subsidiaries in favour of Vendor

Amended and Restated LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of July 1, 2017

BETWEEN:

RED MOUNTAIN VENTURES G.P. LTD., a company incorporated under the laws of the Province of British Columbia and having an office at 1938-C Columbia Avenue, P.O. Box 670, Rossland, British Columbia, V0G 1Y0, facsimile No. (250) 362-5833 , e-mail: Christine.Andison@redmountainventures.com

(the "General Partner")

AND:

Every person who becomes a Limited Partner as defined in and pursuant to this Agreement

(each a "Limited Partner" and collectively the "Limited Partners")

WHEREAS:

A.	The General Partner and the Limited Partners entered into a Limited Partnership Agreement dated as of May 14, 2004, as amended May 13, 2009, August 5, 2011, April 4, 2012, June 29, 2017, and June 30, 2017 (the " Agreement"), to establish the Red Mountain Ventures Limited Partnership the ("Partnership") and to provide for the conduct of the business and affairs of the Partnership and to govern their relationship as Partners in the Partnership; and

C.	The General Partner and the Limited Partners now wish to further amend and restate the Agreement as set out herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, including the recitals hereto,

"Act" means the Partnership Act (British Columbia), as may be amended from time to time and any successor legislation thereto;

"Accountant" means Pinnacle Professional Accounting of Castlegar, British Columbia, or such other firm of chartered accountants or certified general accountants which may at any time be appointed by resolution of the Board of Directors at any time and from time to time as the accountants of the Partnership;

"Additional B Units" has the meaning specified in paragraph 4.14(a);

"Additional Priority Units" has the meaning specified in paragraph 4.13(a);

"Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Financial Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith;

"Affiliate" shall have the following meaning: a company is deemed to be an affiliate of another company if one of them is the subsidiary of the other or if both are subsidiaries of the same company or if each of them is Controlled by the same person or company;

"Agreement" means this amended and restated limited partnership agreement, as my be further amended and/or restated from time to time, and all schedules and instruments in amendment or confirmation of it and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles, Sections and paragraphs are to Articles, Sections and paragraphs in this agreement;

"Associate" has the meaning specified in the Business Corporations Act;

"Bid Recipient" has the meaning specified in Section 11.8;

"Bidder" has the meaning specified in Section 11.8;

"Board of Directors" means, at any time, the board of directors of the General Partner;

"Business" means the business of the Partnership, being that of the business of owning and operating the Red Mountain ski resort at Rossland, British Columbia and owning and developing certain real estate surrounding the Red Mountain Ski Resort, all of which is carried on by the Partnership's Subsidiaries and Affiliates;

"Business Corporations Act" means the Business Corporations Act (British Columbia), as may be amended from time to time and any successor legislation thereto;

"Business Day" means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Rossland, British Columbia;

"Buyer" has the meaning specified in Section 11.1;

"Capital Account" means, with respect to any Partner, the capital account as maintained in accordance with Regulations Section 1.704-1(b) to which contributions to the capital of the Partnership by such Partner will be credited and amounts distributed to such Partner will be debited;

"Capital Contribution" means, with respect to any Partner, the amount of capital contributed by such Partner to the Partnership;

"Certificate" means the certificate creating the Partnership, together with any amendments thereto, as filed with the Registrar of Companies (British Columbia) pursuant to the Act;

"Class A Participation Amount" means $2,250,000, for the purposes of Sections 4.8 and 15.5, as the case may be;

"Class A Participation Percentage" means the percentage determined by dividing the Class A Participation Amount by the Total Participation Amount and multiplying that number by 100;

"Class A Units" means the Class A units of the Partnership issued in accordance with this Agreement;

"Class B Participation Amount" means $12,750,000, for the purposes of Sections 4.8 and 15.5, as the case may be;

"Class B Participation Percentage" means the percentage determined by dividing the Class B Participation Amount by the Total Participation Amount and multiplying that number by 100;

"Class B Units" means the Class B units of the Partnership issued in accordance with this Agreement;

"Class C Capital Contribution" means the actual aggregate amount of capital contributions made by the holders of the Class C Units;

"Class C Participation Percentage" means the percentage determined by dividing the Class C Capital Contribution by the Total Participation Amount and multiplying that number by 100;

"Class C Units" means the Class C units of the Partnership issued in accordance with this Agreement;

"Class C2 Participation Amount" means the aggregate amount of distributions made to the holders of Class C2 Units pursuant to paragraph 4.8(c), for the purposes of Sections 4.8 and 15.5, as the case may be;

"Class C2 Participation Percentage" means the percentage determined by dividing the Class C2 Participation Amount by the Total Participation Amount and multiplying that number by 100;

"Class C2 Forward Pro Rata Share" means (a) in respect of the holder of a majority of issued and outstanding Class C2 Units, 89.9991%, and (b) in respect of the holder of a minority of issued and outstanding Class C2 Units, 10.0009%;

"Class C2 Initial Pro Rata Share" means (a) in respect of the holder of a majority of issued and outstanding Class C2 Units, 89.2258%, and (b) in respect of the holder of a minority of issued and outstanding Class C2 Units, 10.7742%;

"Class C2 Units" means the Class C2 units of the Partnership issued in accordance with this Agreement, which shall be denominated in USD$;

"Class D Capital Contribution" means the actual amount of capital contributions made by the holders of the Class D Units;

"Class D Offerees" has the meaning specified in Section 4.13(a);

"Class D Offer Period" has the meaning specified in Section 4.13(b);

"Class D Participation Percentage" means the percentage determined by dividing the Class D Capital Contribution by the Total Participation Amount and multiplying that number by 100;

"Class D Priority Offer" has the meaning specified in Section 4.13(a);

"Class D Units" means the Class D units of the Partnership issued in accordance with this Agreement, which shall be denominated in a USD$ Series and a CDN$ Series;

"Code" means the United States Internal Revenue Code of 1986, as amended, as hereafter amended from time to time (and reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code);

"Control" means (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person and which are sufficient, if exercised to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of the Person or ownership of other interests entitling the holder to exercise control and direction over the activities of such Person;

"Current Account" means the current account established on the books of the Partnership for each of the Partners to which distributable net income, gain and all other amounts to which Partners are entitled (other than capital) are credited and to which net loss and all distributions to Partners (other than distributions of capital including sale proceeds and refinancing proceeds) are charged;

"Date of Closing" means the date upon which a Sale Transaction is scheduled to occur, determined in accordance with the provisions of Section 4.13, Section 4.14 or Article 12, as the case may be, or such other date as the General Partner and any Offeree or third party, as applicable, mutually agree for the purposes of Section 4.13 and Section 4.14 and otherwise as the Vendor and the Purchaser under a Sale Transaction mutually agree;

"Debt" of any Person means (i) all indebtedness of such Person for borrowed money, including borrowings of commodities, bankers' acceptances, letters of credit or letters of guarantee, (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or other evidence of Debt, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iv) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Debt, and (v) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee;

"Debtor" has the meaning specified in Section 10.3;

"Depreciation" means, for each Financial Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Financial Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Financial Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Financial Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Financial Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner;

"Disposition Notice" has the meaning specified in Section 11.4;

"Dispute" has the meaning specified in Section 17.1;

"Effective Date" means May 14, 2004, being the date on which the Certificate was originally filed with the Registrar of Companies (British Columbia);

"Exercise Notice" has the meaning specified in Section 12.5;

"Fair Market Value" has the meaning specified in Section 14.2;

"Financial Year" means, in relation to the Partnership, its financial year commencing on January 1 of each calendar year and ending December 31 of that year or such other financial year as may be determined by the General Partner at any time and from time to time;

"GAAP" means, in relation to any Person at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Charted Accountants, applied on a basis consistent with the most recent audited financial statements of such Person and its consolidated subsidiaries except for changes approved by such Person's independent auditors;

"General Partner" means Red Mountain Ventures G.P. Ltd., a company incorporated under the Business Corporations Act or a predecessor thereof;

"Governmental Entity" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 4.1 hereof shall be as set forth in such section; (ii) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); and (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a member capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership; (iii) the Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the General Partner; and (iv) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of "Net Profits" and "Net Losses", provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses;

"Ineligible Limited Partner" means a Limited Partner who is deemed to be an Ineligible Limited Partner pursuant to Section 12.1;

"Issue" means the natural born and legally adopted children of any Person who is an individual;

"Laws" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used;

"Lien" means any mortgage, charge, pledge, hypothecation, security interest, assignment encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or and any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation;

"Limited Partner" means, at any time, a Person who has been admitted to the Partnership as a Limited Partner or as a successor to a Limited Partner and who is shown as a Limited Partner on the Register at that time;

"Net Profits" and "Net Losses" mean, for each Financial year, an amount equal to the Partnership's taxable income or loss for such Financial year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of "Net Profits" and "Net Losses" shall be added to such taxable income or loss; (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of "Net Profits" and "Net Losses," shall be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; (iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Financial year, computed in accordance with the definition of Depreciation; (vi) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and (vii) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.5 or Section 4.6 hereof shall not be taken into account in computing Net Profits or Net Losses;

"New Purchaser" has the meaning specified in Section 13.12;

"New Vendor" has the meaning specified in Section 13.12;

"Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c);

"Nonrecourse Liability" has the meaning set forth in "Regulations Section 1.704-2(b)(3);

"Offer" has the meaning specified in paragraph 4.14(a);

"Offer Period" has the meaning specified in paragraph 4.14(b);

"Offerees" has the meaning specified in Section 11.4 and, for the purposes of Section 4.14, the meaning specified in paragraph 4.14(a);

"Offeror" has the meaning specified in Section 11.1;

"Ordinary Resolution" means a resolution of the Limited Partners, or the applicable class of Unit holders, at a meeting of the Limited Partners duly called and held in accordance with this Agreement, or any adjournment thereof, and approved by the vote of Persons owning or representing in person or by proxy more than 50% of all Units present or represented and entitled to vote on the applicable resolution at the meeting, or a written resolution in one or more counterparts signed by the holders of Units owning in the aggregate more than 50% of all issued and outstanding Units which would then be entitled to be voted on the applicable resolution at a meeting of the Limited Partners;

"Partner Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4);

"Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3);

"Partner Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);

"Partners" means the Limited Partners and the General Partner, and a "Partner" means any one of them;

"Partnership" means the limited partnership created by the filing of the Certificate;

"Partnership Minimum Gain" has the same meaning as the term "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d);

"Permitted Transferee" means, in relation to any Person, any one or more of:

(a)	the Person's Spouse;

(b)	the Issue of the Person;

(c)	a trust, the sole beneficiaries of which are the Person or any Person or Persons specified in any one or more subsections of this definition provided that the terms of the trust include a valid condition precedent that the Units of a Limited Partner shall vest in the beneficiary of such trust only if such beneficiary has complied with the provisions of Section 10.2;

(d)	a corporation, partnership or limited partnership, all of the voting securities or other ownership interests of which are owned by the Person or any Person or Persons specified in any one or more subsections of this definition; and

(e)	in the case where the Person holds the Units as a trustee, to the beneficiaries of that trust proved that the provisions of Section 10.2 are complied with;

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or partnership with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"Piggy-Back Notice" has the meaning specified in Section 11.5;

"Place of Closing" means the offices of the General Partner or such other place as the Vendor and the Purchaser under the relevant Sales Transaction mutually agree upon in writing;

"Pledged Units" has the meaning specified in Section 10.3;

"Priority Units" has the meaning specified in Section 4.13;

"Purchase Option" has the meaning specified in Section 12.4;

"Purchase Price" has the meaning specified in Section 12.6 for the purposes of Article 12 and otherwise means the purchase price mutually agreed to between the Vendor and the Purchaser under the Sale Transaction;

"Purchased Units" has the meaning specified in (i) Section 11.1 for the purposes of Article 11, and (ii) Section 12.4 for the purposes of Article 12;

"Purchaser" means any Person or Persons who elect or are required to purchase Units of a Limited Partner or Limited Partners pursuant to a Sale Transaction;

"Register" means the register of Limited Partners of the Partnership maintained by the General Partner;

"Regulations" has the meaning specified in Section 4.2;

"Sale Transaction" has the meaning specified in (i) paragraph 4.13(d) for the purposes of Section 4.13, (ii) paragraph 4.14(e) for the purposes of Section 4.14, (iii) Section 11.3 for the purposes of Article 11 and (iv) Section 12.7 for the purposes of Article 12;

"Section 704(b) Capital Account" has the meaning specified in Section 4.2;

"Secured Party" has the meaning specified in Section 10.3;

"Special Resolution" means a resolution of the Limited Partners, or the applicable class of Unit holders, at a meeting of the Limited Partners, duly called and held in accordance with this Agreement, or any adjournment thereof, and approved by the vote of Persons owning or representing in person or by proxy at least 75% of all Units present or represented and entitled to vote on the applicable resolution at the meeting or a written resolution in one or more counterparts signed by the holders of Units owning in the aggregate at least 75% of all issued and outstanding Units which would then be entitled to be voted on the applicable resolution at a meeting of the Limited Partners;

"Specified Amendment Date" means June 30, 2017;

"Spouse" means, in relation to any Person who is an individual, any Person to whom that Person is married;

"Subsidiary" shall have the following meaning: a company is deemed to be a subsidiary of another company if (a) it is Controlled by (i) that other, or (ii) that other and one or more companies each of which is Controlled by the other, or (b) it is a subsidiary of a company that is that other's subsidiary;

"Take-Over Bid" has the meaning specified in Section 11.8;

"Tax Act" means the Income Tax Act (Canada);

"Tax Loss" means in respect of any Financial Year, the loss of the Partnership as determined under the Tax Act or the Code;

"Taxable Income" means in respect of any Financial Year, the income of the Partnership as determined under the Tax Act or the Code;

"Third Party Offer" has the meaning specified in Section 11.5;

"Time of Closing" means 10:00 a.m. (Vancouver time) or such other time on the Date of Closing as the Vendor and the Purchaser under a Sale Transaction mutually agree;

"Total Participation Amount" means the amount equivalent to the sum of the Class A Participation Amount, the Class B Participation Amount, the Class C Capital Contribution, the Class C2 Participation Amount and the Class D Capital Contribution;

"Transfer" includes, in reference to any securities, (i) any transfer of such securities, directly or indirectly, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment, (ii) any sale, assignment, gift, donation, redemption, conversion or other disposition of such securities, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, but does not include (iii) the granting, directly or indirectly, of any Lien in or extending or attaching to such securities;

"Transferor" has the meaning specified in Section 10.2;

"Triggering Event" has the meaning specified in Section 12.1;

"Unit Certificate" means a certificate of ownership in a form satisfactory to the General Partner indicating that the registered holder thereof is the owner of the number and class of Units therein stated;

"Units" means the units representing an interest in the Partnership and carrying with them the rights and obligations applicable to units as described in this Agreement, being the Class A Units, the Class B Units, the Class C Units, the Class C2 Units and the Class D Units (denominated in a USD$ Series and a CDN$ Series), and shall include, where the context permits, (i) any securities into which such units may be converted, reclassified, re-designated, subdivided, consolidated or otherwise changed, (ii) any securities of the Partnership or of any other Person received by the holders of such units as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Partnership, (iii) any securities of the Partnership which are received by any one or more Persons as a distribution on or in respect of such units, (iv) other units, if any, of any class representing an interest in the Partnership and created at any time or from time to time in the future in accordance with Section 3.5, and (v) any security, other instrument or right that is convertible into or evidences the right to acquire any of the foregoing securities, and "Unit" means any one of them;

"Valuation Date" means in respect of a Triggering Event, the last day of the month immediately preceding such Triggering Event;

"Valuator" means a qualified valuator in the Province of British Columbia appointed by resolution of the Board of Directors at any time and from time to time;

"Valuator's Report" has the meaning specified in Section 14.4; and

"Vendor" means any Person or Persons who elect or are required to sell Units of a Limited Partner pursuant to a Sale Transaction.

Headings and Table of Contents

1.2	The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

Gender and Number

1.3	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Currency

1.4	Except as otherwise expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

Certain Phrases

1.5	In this Agreement (i) (y) the words "including" and "includes" mean "including (or includes) without limitation", and (z) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of" and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

Invalidity of Provisions

1.6	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Entire Agreement

1.7	This Agreement constitutes the entire agreement between the Partners pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions with respect to the subject matter hereof, whether oral or written, between the Partners, and there are no warranties, representations or agreements between the Partners in connection with such subject matter hereof except as specifically set forth herein.

Waiver, Amendment

1.8	Except as expressly provided in this Agreement (and, in particular, Article 16), no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Governing Law

1.9	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and each of the Partners irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising out of this Agreement.

ARTICLE 2
FORMATION, business and term OF partnership

Formation of Partnership

2.1	The General Partner and the Limited Partners confirm the previous formation of the Partnership effective on the Effective Date, on and subject to the terms, conditions and stipulations set forth in this Agreement.

Partnership Name

2.2	The name of the Partnership is "Red Mountain Ventures Limited Partnership" or may be such other name or names as the General Partner may designate from time to time, provided that any name bearing a substantial similarity to the name of any Partner shall require the consent of such Partner. The General Partner shall promptly notify each Limited Partner in writing of any change in the Partnership's name.

Principal Office of Partnership

2.3	The principal office of the Partnership shall be located at 1938-C Columbia Avenue, P.O. Box 670, Rossland, British Columbia, V0G 1Y0, facsimile No. (250) 362-5833, or at such other place or places in the Province of British Columbia as the General Partner may from time to time determine.

Purpose of Partnership

2.4	The purpose of the Partnership is to carry on the Business.

Jurisdictional Limitation

2.5	The Partnership shall not carry on business in any jurisdiction other than British Columbia unless:

(a)	in the opinion of counsel to the Partnership, the laws of any such jurisdiction limit the liability of any Limited Partner to the same extent that such Limited Partner enjoys under the laws of the Province of British Columbia and the General Partner has taken all steps which may be required by the laws of such jurisdiction in order for any Limited Partner to benefit from such limited liability;

(b)	in the reasonable opinion of the Board of Directors, the risk associated with the possible absence of limited liability in any such jurisdiction is not significant considering the relevant circumstances; or

(c)	business is carried on in any such jurisdiction through a company wholly-owned by the Partnership.

Term

2.6	Subject to the provisions of this Agreement, the Partnership shall commence as of the Effective Date and shall continue for a term ending on the earliest of:

(a)	the date upon which the Partnership is voluntarily dissolved by written agreement of the Partners in accordance with this Agreement; or

(b)	the date upon which the Partnership is dissolved by operation of law.

ARTICLE 3
PARTNERSHIP units

Capital of the Partnership

3.1	Subject to Section 3.5, the interest in the Partnership of the Partners shall be divided into and represented by:

(a)	one General Partner's unit;

(b)	an unlimited number of Class A Units;

(c)	an unlimited number of Class B Units;

(d)	an unlimited number of Class C Units;

(e)	an unlimited number of Class C2 Units; and

(f)	an unlimited number of Class D Units (denominated in a CDN$ Series and a USD$ Series).

The Class D Units shall be denominated in CDN$ Series and a USD$ Series and holders of each Series shall be entitled to receive distributions in the currency attached to such Series but the rights attaching to the Series of Class D Units shall otherwise be identical in all respects.

The General Partner is hereby authorized to admit Limited Partners to the Partnership on and after the Effective Date, without having to obtain the consent of existing Limited Partners and the General Partner is hereby authorized to add any such Limited Partner who is admitted to the Partnership on and after the Effective Date to the Partnership's register of Limited Partners.

3.2	The name and address of each Limited Partner and the number and class of Units held by such Limited Partner as of the date of this Agreement are shall be set out in the Register.

3.3	Except as otherwise specifically provided in this Agreement, a Partner holding a Unit of any class will as such have the same rights and obligations as each other Partner holding a Unit of the same or any other class and no Partner will, in respect of any Unit held by such Partner, have any preference, priority or right in any circumstance over any other Partner in respect of any Unit held by such other Partner.

Unit Certificates and Registration

3.4	Each Unit for which payment in full has been received by the Partnership shall be evidenced by a Unit Certificate which shall be signed by the General Partner and which shall be entered by the General Partner into the Register; provided, however, that the General Partner may, in its sole discretion, determine that Unit Certificates shall not be issued for all or a portion of Class D Units and that such Class D Units may be issued in book entry form. Subject to the foregoing qualification regarding Class D Units, Unit certificates shall be kept in the minute book of the Partnership and Limited Partners shall be entitled to receive copies of their Unit certificate(s), provided that the General Partner may deliver original Unit certificates to one or more Limited Partners in its sole discretion.

Creation and Sale of Additional Units

3.5	Subject to the terms of this Agreement, the General Partner may, at any time and from time to time at its discretion, create and offer additional Units of a class or series of a Class for sale to such Persons as it may determine. Any such Person may subscribe for Units by delivering to the General Partner a completed subscription agreement in such form as the General Partner may approve. The General Partner may, in its sole discretion, refuse to accept any subscription for Units, and if the subscription is not accepted, the subscription price, if paid, shall be refunded.

3.6	The General Partner shall be authorized to accept subscribers as new Limited Partners, without any further act of the Limited Partners, provided that the General Partner shall not accept subscriptions from a subscriber unless the General Partner first receives from such subscriber:

(a)	cash or a certified cheque representing the full amount of the subscription price for the Units subscribed for; and

(b)	a duly completed and executed written acknowledgement of such subscriber to be bound by the terms and conditions of this Agreement in the form attached as Schedule 3.6 to this Agreement or such other form as may be acceptable to the General Partner.

3.7	Upon the acceptance by the General Partner of a subscription for Units as well as the acknowledgement referred to in paragraph 3.6(b) and the payment of the subscription price for such Units, the General Partner shall enter the subscriber in the Register as a Limited Partner and shall issue in the name of such subscriber a Unit Certificate specifying the number and class of Units purchased by such subscriber, subject to the discretion of the General Partner to issue any Class D Unit in book entry form.

Subscription for Units

3.8	A Person may subscribe for Units, as determined by the General Partner, by delivering to the General Partner a completed subscription form and power of attorney in a form approved by the General Partner. The General Partner may, in its sole discretion, refuse to accept any subscription for Units, and if the subscription is not accepted the subscription price shall be refunded.

3.9	Subject to this Agreement, the General Partner shall be authorized to accept subscribers as new Limited Partners and each Limited Partner hereby consents to the admission of new Limited Partners as Partners to the Partnership, without further act of each Limited Partner, provided that the General Partner shall not accept subscriptions from a subscriber unless the subscriber is able to give the representations and warranties set out in Section 5.2 and meets the requirements of Section 3.6.

3.10	Upon the acceptance by the General Partner of a subscription for Units and the payment of the subscription price for such Units, the General Partner shall enter the subscriber on the Register as a Limited Partner and shall issue in the name of such subscriber a Unit Certificate specifying the number of Units held by such subscriber, subject to the discretion of the General Partner to issue any Class D Unit in book entry form.

Registered Holder as Absolute Owner

3.11	The Partnership and the General Partner shall be entitled to treat the registered holder of any Unit as the absolute owner thereof and accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by statute, be bound (i) to see to the execution of any trust, whether express, implied or constructive, (ii) by any charge, pledge or equity to which any Unit or any interest therein is subject, (iii) to ascertain or inquire whether any sale or transfer of any such Unit or interest therein by a Limited Partner or its representatives is authorized by such trust, charge, pledge or equity or (iv) to recognize any Person having an interest therein except for the Person recorded as such Limited Partner in the Register.

Joint Holders

3.12	If two or more persons are registered as joint holders of any Unit, the Partnership and the General Partner shall not be bound to issue more than one certificate in respect thereof. Unless otherwise provided herein, all allocations of Net Profits and Net Losses shall be allocated or paid to the registered holder or holders, as the case may be.

Adjustment Upon Reorganization

3.13	In the event of a reorganization, subdivision, redivision, reduction, combination, consolidation or reclassification to the capitalization of the Partnership, appropriate adjustments shall be made to increase or decrease, as the case may be, the number of Units held by each Partner on a pro rata basis at the time such event takes effect.

Incapacity, Death, Insolvency or Bankruptcy

3.14	If a Person becomes entitled to a Unit on the incapacity, death, insolvency or bankruptcy of a Limited Partner or of joint Limited Partners or otherwise by operation of law, the General Partner shall not be required to make any entry in the Register in respect thereof unless:

(a)	such Person produces evidence satisfactory to the General Partner of such entitlement and has delivered such other evidence, approvals and consents in respect of such entitlement as the General Partner may require and as may be required by law or by this Agreement; and

(b)	such Person has executed and delivered to the General Partner a written acknowledgement to be bound by the terms of this Agreement in the form of Schedule 3.6 to this Agreement or such other form as may be acceptable to the General Partner.

Defaced, Lost or Destroyed Unit Certificates

3.15	If a certificate representing a Unit or Units has been defaced, lost, destroyed, or wrongly taken, the General Partner shall cause a new certificate to be issued therefor if the Limited Partner in whose name such certificate is recorded files with the General Partner proof of loss and an indemnity bond in form satisfactory to the General Partner, acting reasonably, and in an amount sufficient to indemnify and hold harmless the General Partner from any costs, damages, liabilities or expenses incurred as a result of issuing such new certificate and satisfies such other reasonable requirements as are imposed by the General Partner.

Fractions of a Unit

3.16	No issue or Transfer of a fraction of a Unit may be made or will be recognized.

ARTICLE 4
Contributions, allocations and distributions

Capital Accounts

4.1	The Capital Accounts of each Partner shall, on the Specified Amendment Date, be the amounts the General Partner reasonably determines each Partner would receive if the assets of the Partnership were sold for fair market value on the Specified Amendment Date. The Capital Accounts on the Specified Amendment Date of the Partnership are intended to comply with Regulations Section 1.704-1(b).

Certain Definitions

4.2	For the purposes of this Agreement, a Partner's "Section 704(b) Capital Account" shall be the aggregate of such Partner's Capital Account and such Partner's Current Account and shall take into account the adjustments required under the rules of U.S. Treasury Regulations (the "Regulations") Section 1.704-1(b)(2)(iv). For greater certainty, the determination and maintenance of each Partner's Section 704(b) Capital Account will be in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), to satisfy the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d)(1) and 1.704-1(b)(2)(ii)(b)(1). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any Partners), the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any person pursuant to Article 15 hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

Allocation of Income and Loss

4.3	Tax Allocations; Code Section 704(c). Except as otherwise provided in this Section 4.3, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method permitted under Section 704(c) of the Code and the applicable Regulations selected by the General Partner. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by a Partner shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Partner and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Partner (including a transferee of the contributing Partner) shall be equal to its Gross Asset Value upon its contribution to the Partnership. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profits and Net Losses, other items, or distributions pursuant to any provision of this Agreement.

4.4	Net Profits and Net Losses. After giving effect to the special allocations set forth in Sections 4.5 and 4.6 Net Profits and Net Losses (or items thereof) for any Financial year will be allocated among the Partners in a manner that will result in the Capital Account balance for each Partner (which balance may be positive or negative), after adjusting the Capital Account for all Capital Contributions and distributions and any special allocations required pursuant to this Agreement for the current and all prior Financial years, being (as nearly as possible) equal to (x) the amount that would be distributed to the Partner if the Partnership were to sell all of its assets at their current Gross Asset Value, pay all liabilities of the Partnership (limited, with respect to any nonrecourse liabilities, to the value reflected in the Partners' Capital Accounts for the assets securing such nonrecourse liabilities), and distribute the proceeds thereof in accordance with Section 4.8, minus (y) the Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain.

4.5	Notwithstanding any provision in this Agreement to the contrary:

(a)	any expense of the Partnership that is a "non-recourse deduction" within the meaning of the Regulations Section 1.704-2(b)(1) shall be allocated in the same manner as Net Profits and Net Losses pursuant to Section 4.4;

(b)	any expense of the Partnership that is a "partner non-recourse deduction" within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the "economic risk of loss" of such deduction in accordance with Regulations Section 1.704-2(i)(1);

(c)	if there is a net decrease in the "Partnership minimum gain" within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Sections 1.704-2(f)(2), (3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j); and

(d)	if there is a net decrease in Partner non-recourse debt minimum gain within the meaning of Regulations Section 1.704-2(i)(4) for any Financial Year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Partners, in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner's "interest in Partnership profits" for purposes of determining its share of the non-recourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner's percentage interest, as determined under this Article 4;

(e)	in the event that any Partner has an Adjusted Capital Account Deficit at the end of any Financial year, the Partner will be allocated items of Partnership income and gain in the amount of the deficit as quickly as possible; provided that an allocation pursuant to this Section 4.5 will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.5 have been tentatively made; and

(f)	to the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (m)(4), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom the distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

4.6	If a Partner receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in the aggregate of such Partner's Capital and Current Accounts that exceeds the sum of such Partner's shares of Partnership minimum gain and partner non-recourse debt minimum gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section, to the extent permitted by Regulations Sections 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section.

4.7	Within 90 days after the end of each Financial Year, the General Partner shall:

(a)	determine the amount by which all liquid assets of the Partnership (other than those liquid assets representing Capital Contributions) exceed the amount which, in the opinion of the General Partner, is required for the Business, liabilities and operations of the Partnership; and

(b)	convert such liquid assets to cash and distribute such cash pursuant to the provisions of Section 4.8, provided that no such distribution shall be made unless there remains, after making the distribution, sufficient property of the Partnership to satisfy all liabilities of and claims against the Partnership (except for liabilities to or claims by the Partners with respect to their Capital Contributions).

Distributions to the Limited Partners

4.8	Cash available for distribution, as determined by the General Partner in its sole discretion, shall be distributed to the Limited Partners on the following basis:

(a)	first, to the holders of Class D Units on a pro rata basis based on capital contributions until each has received an amount under this paragraph 4.8(a) equal to 100% of its Capital Contribution (with USD$ being notionally converted to CDN$ on the date of declaration of distribution for the purpose of the pro rata calculation);

(b)	second, to the holders of Class C Units on a pro rata basis until each has received an amount under this paragraph 4.8(b) equal to 100% of its Capital Contribution;

(c)	third, to the holders of Class C2 Units until each has received an amount under this paragraph 4.8(c) equal to (i) its Class C2 Initial Pro Rata Share of $9,474,801 plus (ii) its Class C2 Forward Pro Rata Share of an additional $7,523 per day from June 30, 2017 up until the earlier of (A) April 18, 2019 and (b) the date of distribution to the holders of Class C2 Units made pursuant to this Section 4.8(c);

(d)	fourth, to the holders of Class B Units issued on or after August 5, 2011 as follows:

(i)	the holders of the most recently issued Class B Units will be distributed to such holders on a pro rata basis until each has received an amount under this paragraph 4.8(d) equal to 100% of its Capital Contribution;

(ii)	the holders of the second most recently issued Class B Units will be distributed to such holders on a pro rata basis until each has received an amount under this paragraph 4.8(d) equal to 100% of its Capital Contribution;

(iii)	the above distribution process will be repeated for each separate dates Class B Units were issued on or after August 5, 2011 until each holder of such Class B Units has received an amount under this paragraph 4.8(d) equal to 100% of its Capital Contribution;

(e)	fifth, to the holders of Class B Units issued before August 5, 2011 on a pro rata basis until each has received an amount under this paragraph 4.8(e) equal to 100% of its Capital Contribution; and

(f)	thereafter, as to the Class D Participation Percentage to the holders of Class D Units on a pro rata basis based on capital contributions (with USD$ being notionally converted to CDN$ on the date of declaration of distribution for the purpose of the pro rata calculation), as to the Class C Participation Percentage to the holders of Class C Units on a pro rata basis, as to the Class C2 Participation Percentage to the holders of Class C2 Units on the same proportionate basis as distributions made to the holders of Class C Units pursuant to paragraph 4.8(c), as to the Class B Participation Percentage to the holders of Class B Units on a pro rata basis, and as to the Class A Participation Percentage to the holders of Class A Units on a pro rata basis (and with respect to the holders of Class A Units, such distribution will first be treated as a return on capital until each holder of Class A Units has received an amount under this paragraph (f) equal to 100% of its Capital Contribution);

and any such payments shall be made annually within 90 days after completion of a Financial Year, subject to the availability of funds for that purpose as determined by the General Partner and subject to the General Partner's right at any time or from time to time to make all or any of such payments more frequently than annually, as the General Partner may decide in its sole discretion. Any distribution made to any Limited Partner pursuant to any of paragraphs 4.8(a), (b), (d), (e) and (f) shall for the purposes of this Agreement be deemed to have been made to such Limited Partner in the amount of such distribution calculated before deducting from such amount any applicable withholding taxes under the Tax Act and the Partnership shall be under no obligation to compensate such Limited Partner for any withholding taxes deducted from such distribution amount for remittance to the Canadian taxation authorities under the Tax Act.

The Partners are not entitled to demand the return of their Capital Contributions or any other distributions under this Agreement in property other than cash. Notwithstanding anything contained in this Section 4.8, in the event of any distribution made to any Limited Partner in termination of such Limited Partner's interest in the Partnership, such distribution shall be made in accordance with the balance of such Limited Partner's Section 704(b) Capital Account to satisfy the requirement of Regulations Sections 1.704-1(b)(2)(ii)(d)(1) and 1.704-1(b)(2)(ii)(b)(2) and upon such a distribution, such Limited Partner's Section 704(b) Capital Account shall be revalued pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

Further Contributions Not Required

4.9	No Partner shall be required to contribute any additional capital, and the General Partner shall not purport to require any additional capital contribution from any Limited Partner for any reason.

Interest on Accounts

4.10	No Partner shall have the right to receive interest on any credit balance in any Capital Account. Subject to the provisions of the Act, no Partner shall be liable to pay interest to the Partnership on any capital returned to such Partner or on any authorized debit balance in any Capital Account.

Interest and Liability

4.11	The interest of each Partner shall be personal property for all purposes. All property, real, personal or mixed, of the Partnership shall be deemed to be owned by the Partnership as an entity, and no Partner shall have any separate ownership of or interest in such property. Each Partner shall be liable for liabilities of the Partnership as set out under this Article and in accordance with Sections 5.4 and 5.5 herein.

Additional Contributions and Funding

4.12	The Partners may make Capital Contributions or otherwise advance funds to the Partnership in such amounts and on the terms and conditions agreed to by the General Partner, subject to Sections 4.13 and 4.14.

Right of First Refusal for Class D Unit Holders on Priority Units

4.13	Notwithstanding any other provision in this Agreement, in the event the General Partner on behalf of the Partnership proposes to issue any Units of a class that would rank in priority to the Class D Units in respect of distributions or repayment of capital (the "Priority Units"), no such Priority Units shall be issued except in compliance with this Section 4.13.

(a)	The General Partner shall, by notice in writing to the Limited Partners holding Class D Units (the "Class D Offerees") make an offer (the "Class D Priority Offer") to the Class D Offerees to have the Partnership issue for cash the number of Priority Units (the "Additional Priority Units") at the amount per Unit set out in the Class D Priority Offer and otherwise on and subject to any terms and conditions of the Class D Priority Offer.

(b)	Each Class D Offeree shall have a period of 7 days from the date the Class D Priority Offer is delivered by the General Partner (the "Class D Offer Period") to accept its rateable portion of the Class D Priority Offer in writing. The Class D Priority Offer shall be extinguished for any Class D Offeree that does not accept the Class D Priority Offer within the Class D Offer Period.

(c)	If the Class D Priority Offer is accepted by any of the Class D Offerees within the Class D Offer Period, then the Partnership shall sell and the Class D Offerees so accepting shall purchase the Additional Priority Units rateably to each Class D Offeree upon the terms and conditions set out in the Class D Priority Offer. The accepting Class D Offerees shall purchase the Additional Priority Units rateably based on the proportions that the capital contribution(s) made by each Class D Offeree in respect of the Class D Units held by such Class D Offeree is to the aggregate capital contributions made by all Class D Offerees in respect of the Class D Units (with USD$ being notionally converted to CDN$ on the date of the pro rata calculation).

(d)	The closing of the transaction of purchase and sale pursuant to the Class D Priority Offer (a "Sale Transaction") shall take place at the Place of Closing at the Time of Closing on the date which is 15 days after the expiry of the Class D Offer Period (the "Date of Closing"). The Sale Transaction shall be effected in accordance with the general sale provisions of Article 13.

(e)	The General Partner may sell any or all of the Additional Priority Units set out in the Class D Priority Offer that remain unsold 15 days after the expiry of the Class D Offer Period to any third party as may be approved by the General Partner, provided that:

(i)	the General Partner shall not accept subscriptions from any third party unless the subscriber is able to give the representations and warranties set out in Section 5.2 and meets the requirements of Section 3.6; and

(ii)	if the closing of the transaction of purchase and sale pursuant to this paragraph (f) has not closed with 90 days after the expiry of the Class D Offer Period, the General Partner shall not sell the Additional Priority Units remaining unsold upon such expiry without once again observing the Limited Partners holding Class D Units' right of first refusal under this Section 4.13.

Right Of First Refusal of Class B Units

4.14	Notwithstanding any other provision in this Agreement, in the event the General Partner on behalf of the Partnership proposes to issue Class B Units, no such Class B Units shall be issued except in compliance with this Section 4.14.

(a)	The General Partner shall, by notice in writing to the Limited Partners holding Class B Units (the "Offerees") make an offer (the "Offer") to the Offerees to have the Partnership issue for cash the number of Class B Units (the "Additional B Units") at the amount per Unit set out in the Offer and otherwise on and subject to any terms and conditions of the Offer.

(b)	Each Offeree shall have a period of 30 days from the date the Offer is delivered by the General Partner (the "Offer Period") to accept the Offer in writing, and each Offeree who accepts such Offer shall specify whether the Offeree wishes to accept the Offer (i) on the condition that it is able to purchase all of the Additional B Units; (ii) on the condition that it is able to purchase only its rateable portion of the Additional B Units (being equal to the number of Class B Units held by the Offeree divided by the total number of Class B Units issued and outstanding, multiplied by the number of Additional B Units); or (iii) and is prepared to purchase such other number of Additional B Units so indicated by the Offeree. The Offer shall be extinguished for any Offeree that does not accept the Offer within the Offer Period.

(c)	If the Offer is accepted by all of the Offerees within the Offer Period and all Offerees have indicated their willingness to purchase only their rateable portion of the Additional B Units, then the Partnership shall sell and the Offerees shall purchase the Additional B Units rateably to each Offeree upon the terms and conditions set out in the Offer. In such case, the Offerees shall purchase the Additional B Units rateably based on the proportions that the number of Class B Units of each Offeree is to the total number of Class B Units held by all Offerees.

(d)	If the Offer is accepted by at least one Offeree during the Offer Period and one or more of the Offerees have indicated their willingness to purchase more or less than their rateable portion of the Additional B Units, then the Additional B Units will be allocated amongst the Offerees accepting the Offer rateably until an Offeree's acceptance has been fully satisfied (and for greater certainty, there may be more than one Offeree whose acceptance is first satisfied during the first allocation). The allocation will then be repeated amongst the remaining Offerees until another Offeree's acceptance has been fully satisfied (and for greater certainty, there may be more than one Offeree whose acceptance is next satisfied during the second allocation). This allocation process will be repeated until all of the Additional B Units have been allocated or all Offeree's acceptances have been satisfied, whichever comes first.

(e)	The closing of the transaction of purchase and sale pursuant to the Offer (a "Sale Transaction") shall take place at the Place of Closing at the Time of Closing on the date which is 30 days after the expiry of the Offer Period (the "Date of Closing"). The Sale Transaction shall be effected in accordance with the general sale provisions of Article 13.

(f)	The General Partner may sell any or all of the Units set out in the Offer that remain unsold 60 days after the expiry of the Offer Period to any third party as may be approved by the General Partner, provided that:

(i)	the General Partner shall not accept subscriptions from any third party unless the subscriber is able to give the representations and warranties set out in Section 5.2 and meets the requirements of Section 3.6; and

(ii)	if the closing of the transaction of purchase and sale pursuant to this paragraph (f) has not closed with 90 days after the expiry of the Offer Period, the General Partner shall not sell the Units remaining unsold upon such expiry without once again observing the Limited Partners holding Class B Units' right of first refusal under this Section 4.14.

Restriction on Further Issuance of Class C2 Units

4.15	Notwithstanding any other provision in this Agreement, in the event the General Partner on behalf of the Partnership proposes to issue Class C2 Units, no such Class C2 Units shall be issued except with the prior written consent of all Limited Partners holding Class C2 Units.

Expenses

4.16	The Partnership shall be responsible for all expenses attributable to its organization and operation and the carrying on of the Business, including all payments made to the General Partner as provided in Sections 6.9 and 6.14.

ARTICLE 5
RELATIONSHIP BETWEEN PARTNERS

Representation and Warranty of the General Partner

5.1	The General Partner represents and warrants to, and covenants with each Limited Partner, that:

(a)	it is a company duly incorporated and in good standing under the laws of the Province of British Columbia;

(b)	it has all requisite licences and permits to carry on the Business in the Province of British Columbia;

(c)	it has the capacity and corporate authority to act as general partner of the Partnership and the performance of its obligations hereunder as general partner does not and will not conflict with or constitute a breach of its charter documents or any agreement by which it is bound or to which it is a party; and

(d)	this Agreement constitutes a valid and binding obligation of the General Partner, enforceable against it in accordance with its terms.

Representations and Warranties of Each Limited Partner

5.2	Each of the Limited Partners represents and warrants to and covenants with the General Partner that:

(a)	if the Limited Partner is a corporation, it is duly incorporated and in good standing under the laws of the jurisdiction of its incorporation;

(b)	it has the legal capacity or competence to enter into and be bound by this Agreement and to take all actions required pursuant hereto, and all necessary approvals have been given for its entry into and performance of this Agreement;

(c)	this Agreement constitutes a valid and binding obligation of the Limited Partner, enforceable against it in accordance with its terms; and

(d)	it shall, from time to time at the request of the General Partner, provide any evidence of compliance with these representations, warranties and covenants that the General Partner may reasonably request.

Limitations on Authority of Each Limited Partner

5.3	No Limited Partner shall be permitted to:

(a)	take any part in the control or management of the business of the Partnership or exercise any power in connection therewith or transact any business for the Partnership;

(b)	execute any document which binds or purports to bind the Partnership or the General Partner;

(c)	purport to have the power or authority to bind the Partnership or the General Partner; or

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of the Partnership.

Unlimited Liability of the General Partner

5.4	In accordance with the Act, the General Partner shall have unlimited liability for the debts, liabilities and obligations of the Partnership.

Limited Liability of Each Limited Partner

5.5	Subject to the Act, the liability of each Limited Partner for the debts, liabilities, obligations and any losses of the Partnership shall be limited to the amount of the capital contributed to the Partnership by each Limited Partner in respect of the interest in the Partnership held by each Limited Partner and no Limited Partner shall be liable for any further claims, assessments or contributions to the Partnership. In the event of a return of any Capital Contribution, each Limited Partner is nonetheless liable to the Partnership, or where the Partnership is dissolved, to its creditors, for any amount not in excess of the amount returned with interest necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose prior to the return of such Capital Contribution.

Covenant of General Partner with Respect to the Partnership

5.6	The General Partner covenants that it will act in the best interests of the Partnership from time to time in the carrying on of the Business and that it will not carry on any business or engage in any undertaking other than acting as general partner of the Partnership and carrying on any activities ancillary thereto and to the Business.

Covenant of General Partner with Respect to Each Limited Partner

5.7	The General Partner covenants that it shall take all reasonable actions necessary to safeguard the limited liability of each Limited Partner, including, without limitation, ensuring that each of the officers, employees, agents, independent contractors and any other representatives of the General Partner or the Partnership refrains from making any representation to third parties with respect to any Limited Partner or any of its Affiliates or Associates, other than disclosure to the effect that each Limited Partner is a Limited Partner of the Partnership and has funded the Partnership on certain specified terms and conditions. The General Partner agrees to indemnify and hold harmless each Limited Partner from any costs, damages, liabilities or expenses suffered or incurred by each Limited Partner as a result of any breach of the aforesaid covenant.

Indemnification by the General Partner

5.8	The General Partner shall indemnify and hold harmless each Limited Partner from and against all costs incurred and damages suffered by such Limited Partner as a result of a loss of limited liability, other than a loss of limited liability caused by any act or omission of such Limited Partner. The General Partner shall indemnify and hold harmless the Partnership from and against all costs incurred and damages suffered by the Partnership as a result of negligence or misconduct by the General Partner or as the result of any act or omission by the General Partner not believed by it in good faith to be within the scope of the authority conferred on it by this Agreement.

No Encumbrances or Other Transfers

5.9	During the term of this Agreement, each Partner agrees that it will hold its Units free and clear of all pledges, charges and encumbrances of every nature whatsoever and will not otherwise Transfer its Units except in strict accordance with the provisions of this Agreement.

No "Canadian Partnership"

5.10	The Partners acknowledge and agree that the Partnership will not qualify as a "Canadian Partnership" under the Tax Act due to the fact that one or more of the Limited Partners will be non-Canadian residents.

ARTICLE 6
MANAGEMENT OF The Partnership

General Authority and Obligations of the General Partner

6.1	The General Partner, under the control or direction of its Board of Directors, is authorized and obliged to manage and administer the Business and operation of the Partnership and to make all decisions regarding the undertaking and Business of the Partnership and has full and exclusive right, power and authority to represent the Partnership and to do all things required of the Partnership. In this regard, the General Partner is authorized to do all things permitted of it or the Partnership or which the General Partner reasonably considers to be necessary or desirable in acting as the general partner of the Partnership and shall have all the rights and powers which may be possessed by a general partner pursuant to the Act and such rights and powers otherwise conferred by law and this Agreement, including but not limited to the rights and powers to:

(a)	retain or employ executives, employees, consultants, legal and accounting services and professional advice on behalf of and in the conduct of the affairs of the Partnership;

(b)	open one or more bank accounts for the Partnership in the name of the Partnership with full and exclusive signing authority on behalf of the Partnership;

(c)	enter into joint venture agreements or other agreements to carry on the Business;

(d)	pay costs and expenditures reasonably incurred by the Partnership;

(e)	borrow money for the financing of the Business and from time to time, without limit as to amount, draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments in evidence of indebtedness;

(f)	bring or defend on behalf of the Partnership any actions or proceedings in connection with the Business;

(g)	file any returns required by a governmental or like authority;

(h)	make any election that may be made under the Tax Act;

(i)	purchase, lease or otherwise acquire equipment and premises in connection with the Business;

(j)	maintain adequate records and accounts of all operations of the Business and furnish the Limited Partners with quarterly reports and information concerning the Business;

(k)	purchase such liability and other insurance (including directors' and officers' liability insurance) as the General Partner considers appropriate and normal for the Business to protect the Partnership's assets and the Business;

(l)	cause the incorporation or formation of any company or limited partnership as a company or limited partnership owned directly or indirectly by the Partnership if, in the opinion of the Board of Directors, it is necessary or desirable that any part of the Business be held in such company or limited partnership;

(m)	execute such documents and instruments as may be reasonably required to give effect to any agreement it has entered into on behalf of the Partnership; and

(n)	hold legal title to any of the assets or property of the Partnership in its name for the benefit of the Partnership;

in each case, at the expense of the Partnership.

Major Decisions

6.2	Except as otherwise specifically provided for in this Agreement, the following matters relating to the Business shall require the prior consent of (i) holders of more than 75% of the then issued and outstanding Class A Units, in writing or by Special Resolution passed at a meeting of holders of Class A Units, voting separately as a class, (ii) holders of more than 75% of the then outstanding Class B Units, in writing or by Special Resolution passed at a meeting of holders of Class B Units, voting separately as a class, and (iii) holders of more than 75% of the then outstanding Class C Units, in writing or by Special Resolution passed at a meeting of holders of Class C Units, voting separately as a class:

(a)	the taking or instituting of any proceedings for the reorganization, dissolution or winding up of the Partnership;

(b)	the sale of substantially all of the assets of the Partnership;

(c)	the consolidation or merger of the Partnership with any corporation, partnership, unincorporated association or other legal entity;

(d)	the making of any cash distributions to the Partners other than distributions made in accordance with the terms of this Agreement;

(e)	any amendment to the Certificate; or

(f)	any amendment to this Agreement that does not fall within Section 16.1 or Section 16.2.

Power of the General Partner

6.3	The power of the General Partner to represent the Partnership in dealings with third parties is unrestricted insofar as third parties are concerned and no person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any act or proceeding, to make any decision or to execute and deliver any instrument, deed, agreement or document for or on behalf or in the name of the Partnership.

6.4	The General Partner, for and on behalf of and in the name of the Partnership, may contract with any Person to carry out any of the duties of the General Partner and the General Partner may delegate to such Person any power and authority of the General Partner, including any power and authority to authorize others to act.

6.5	The General Partner shall exercise its powers and discharge its duties honestly, in good faith and in the best interests of the Partnership and shall manage and operate the Partnership and the assets and undertaking thereof with the care, diligence and skill of a prudent and reasonable person.

6.6	The General Partner undertakes to make all required filings under the Tax Act and analogous legislation on the necessary prescribed forms following the Financial Year and within the prescribed time periods. Furthermore, the General Partner undertakes to file before March 31 each year the information return required by the Tax Act concerning the identity of the Limited Partners, the income and losses of the Partnership, the number of Units held by each of the Limited Partners in the Partnership as well as the deductions allocated to the Limited Partners, it being understood that the General Partner will cause the Partnership to claim maximum deductions or allowances for tax purposes to minimize the taxable income or maximize the taxable loss allocable to the Limited Partners.

6.7	The General Partner shall not cause the Partnership to guarantee the obligations, liabilities of, or make any loans to, the General Partner or to any entity with which the General Partner does not deal at arm's length (and for greater certainty, the General Partner shall not be deemed not to be dealing at arm's length with any company or any company wholly-owned by the Partnership if such dealing arises out of the General Partner's duties and obligations as general partner of the Partnership under this Agreement).

Interim Investments

6.8	The General Partner may invest or cause to be invested funds not immediately required for the operation of the Partnership in securities issued or guaranteed by the government of Canada or any Canadian province or any certificate of deposit or any interest-bearing account with any Canadian chartered bank or trust company (with interest accruing to the Partnership until required for the purposes of the Partnership) or in such other investment vehicles which may be approved by the Board of Directors from time to time.

Payments to the General Partner

6.9	The General Partner shall be reimbursed by the Partnership for all costs and expenses incurred by the General Partner in the operation of the Business on a monthly basis and any advance by the General Partner to the Partnership together with interest thereon at the rate charged to the General Partner from time to time by its banker, including, without limitation, administrative and overhead expenses and the cost of such professional, technical, administrative and other services and advice as the General Partner shall consider necessary.

Prohibition on Commingling of The Partnership Assets

6.10	The funds and assets of the Partnership may not be commingled with the funds or assets of the General Partner or with those of any other Person.

Register of Limited Partners and Records of the Partnership

6.11	The General Partner will:

(a)	maintain a registered office for the Partnership;

(b)	maintain at the Partnership's principal place of business in British Columbia as the Register a current register of the Limited Partners, stating each such Partner's name and address, the amount of money and the value of other property contributed or to be contributed by such Partner, such Partner's corporation number (if any) and any other information required by law;

(c)	keep and maintain or cause to be kept and maintained proper, complete and accurate books of account, in accordance with GAAP, and records of the business of the Partnership, and will enter and record or cause to be entered and recorded therein fully and accurately all transactions and other matters related to the business and affairs of the Partnership;

(d)	maintain any other records as reasonably required or desirable by law;

(e)	make on behalf of the Partnership all recordings or filings with any governmental authority that are reasonably required or desirable to be made by the Partnership;

(f)	keep at the registered office of the Partnership a copy of the Certificate and a copy of this Agreement, together with any amendments thereto; and

(g)	maintain and preserve during the term of the Partnership and for seven years thereafter, all accounts, books and other relevant Partnership documents.

The General Partner shall make the records of the Partnership maintained by the General Partner in accordance with this Section 6.11 and Sections 9.1 through 9.3 available for inspection by any Limited Partner, or its agent duly authorized in writing, during normal business hours and at the expense of the Limited Partner requesting such inspection.

Power of Attorney

6.12	Each Limited Partner hereby irrevocably grants to the General Partner, its successors and assigns, a power of attorney constituting the General Partner, with full power of substitution, as the Limited Partner's true and lawful attorney and agent, with full power and authority, in the Limited Partner's name, place and stead to execute, under seal or otherwise, swear to, acknowledge, deliver, and record or file, as the case may be, as and where required:

(a)	the Certificate, any amendment to the Certificate or any other certificate or instrument which the General Partner deems necessary or appropriate to qualify, continue the qualification of, or keep in good standing, the Partnership in, or otherwise comply with the laws of, the Province of British Columbia or any other jurisdiction wherein the Partnership may carry on or be deemed to carry on the Business, or the General Partner may deem it prudent to register the Partnership, in order to maintain the limited liability of the Limited Partners or to comply with applicable laws;

(b)	any certificate or other instrument which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement;

(c)	any certificate or other instrument which the General Partner deems necessary or appropriate to comply with the laws of Canada or any political subdivision of Canada or with the laws of any other jurisdiction;

(d)	any conveyance or other instrument which the General Partner deems necessary or appropriate to reflect or in connection with the dissolution or termination of the Partnership pursuant to the terms of this Agreement;

(e)	any instrument required in connection with any election, designation or determination relating to the Partnership under the Tax Act or other fiscal legislation;

(f)	any documents which the General Partner deems necessary or appropriate to be filed in connection with the Business, assets or undertaking of the Partnership or this Agreement;

(g)	any document required to be filed with any governmental body, agency or authority in connection with the Business, assets or undertaking of the Partnership or this Agreement;

(h)	any transfer forms or other certificate or instrument on behalf of or in the name of whomsoever as may be necessary to effect the transfer of any Unit in accordance with the terms of this Agreement;

(i)	any instrument relating to the admission of additional or substituted Limited Partners; and

(j)	any document or instrument on behalf of and in the name of the Partnership or any Limited Partner as may be required to give effect to this Agreement including, without limitation and for greater certainty, any amendment to or amendment and restatement of this Agreement authorized in accordance with this Agreement.

6.13	The foregoing power of attorney is hereby declared by each Limited Partner to be an irrevocable power coupled with an interest, and it shall survive the death or incapacity of the Limited Partner and shall extend to and bind the heirs, executors, administrators, successors and assigns of each Limited Partner.

Indemnification of the General Partner

6.14	Subject to Section 6.15, the General Partner and its directors, officers, agents, employees and representatives (each an "Indemnified Person") shall be indemnified and held harmless out of the assets of the Partnership from any loss, liability or damage incurred or suffered by such Indemnified Person by reason of any act performed or omitted to be performed by such Indemnified Person in connection with the Business (other than a breach of this Agreement), including legal fees incurred by such Indemnified Person in connection with the defense of any claim or action based on any such act or omission, which legal fees shall be paid as incurred, except to the extent that indemnification is prohibited by law. Any indemnification required herein to be made by the Partnership will be made promptly following the fixing of the loss, liability or damage incurred or suffered by such Indemnified Person by a final judgment of any court, settlement, contract or otherwise.

6.15	An Indemnified Person:

(a)	shall not be entitled to the indemnification provided for under Section 6.14 and

(b)	shall be liable to the Partnership for any loss, liability or damage suffered or incurred by the Partnership, directly or indirectly, in connection with any course of conduct,

if such loss, liability or damage arises out of:

(c)	any criminal, fraudulent or dishonest act or wilful violation of any statute, rule or law on the part of the Indemnified Person; or

(d)	gross negligence on the part of the Indemnified Person, with gross negligence being defined for these purposes as a conscious, voluntary act or omission by such Person in reckless disregard of such Person's legal duties and of the consequences to the Partnership.

6.16	The Partnership shall indemnify and hold the General Partner harmless from any loss, liability or damage, including legal fees, incurred or suffered by the General Partner as a result of any claim or claims for which the General Partner is liable as such or any claim or claims for any Partnership obligation which the Partnership is unable to pay.

ARTICLE 7
meetings of partners

Meetings of Partners

7.1	The General Partner may at any time, and from time to time, and shall within 30 Business Days from its receipt of a written request from a Limited Partner or Limited Partners holding in the aggregate more than 50% of the outstanding Class A Units or more than 50% of the outstanding Class B Units or more than 50% of the Class C Units, convene a meeting of the Partners. In the event of the General Partner's failing to convene such meeting within 30 Business Days after receipt of a written request by such Limited Partner or Limited Partners entitled to vote at such meeting, such Limited Partner or Limited Partners may convene such a meeting. The General Partner may, at its sole discretion, but shall not be obligated to convene annual meetings of Partners.

7.2	Every meeting of the Partners shall be held at the registered office of the Partnership or at such other place in British Columbia as the General Partner may determine at any time or from time to time. If the Chairman so permits, Partners may attend meetings by telephone.

Notice

7.3	The General Partner shall give notice of any meeting to the Limited Partners entitled to vote at such meeting in a form and manner which the General Partner in its discretion determines to be appropriate, provided that the General Partner shall give at least 21 days' notice of any meeting of the Partners.

7.4	Holders of Class D Units shall not be entitled to receive notices of meetings except as required pursuant to Section 16.3.

Chairman of Meeting

7.5	The President of the General Partner, or in his absence, any other officer or director of the General Partner, shall be the Chairman of any meeting of the Partners. Failing the presence of any officer or director of the General Partner at any meeting of the Partners, the meeting may elect a Chairman by the majority of the votes cast.

Quorum

7.6	Subject to Section 7.7, a quorum at any Partnership meeting of the Limited Partners shall consist of two Partners or their representatives present and owning or representing, in person or by proxy, at least 50% of the issued and outstanding Class A Units, at least 50% of the issued and outstanding Class B Units, at least 50% of the issued and outstanding Class C Units, and, only in respect of a meeting pursuant to Section 16.3, at least 50% of the issued and outstanding Class D Units.

7.7	If a quorum is not present within 30 minutes of the time fixed for holding a Partnership meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place. If at the adjourned meeting a quorum is not present within 30 minutes from the time appointed, the Partners present in person, by proxy or by authorized representative shall constitute a quorum.

Voting

7.8	Subject to Section 7.12 and any other provision in this Agreement, on any question submitted to a meeting of Partners, each Partner shall be entitled to cast one vote for each Unit held, and, except as otherwise specified in this Agreement, matters submitted for approval shall be deemed to be approved only if approved by Ordinary Resolution. Unless this Agreement, the Act or any other applicable law requires that the holders of the Class A Units, the holders of the Class B Units, the holders of Class C Units or the holders of any other class of Units that may be created in the future, respectively, vote on any matter separately as a class, the Class A Units, the Class B Units, the Class C Units and any other class or classes of Units shall be considered identical for the purposes of meetings of Partners, each such Unit entitling the holder to one vote.

7.9	Notwithstanding Section 7.8 and except as required pursuant to Section 16.3, the holders of Class D Units shall not be entitled to vote at meetings.

7.10	Votes at meetings of the Partners may be cast personally or by proxy. The instrument appointing a proxy shall be in writing in a form acceptable to the General Partner, and if executed by a corporation, shall be signed by an officer or attorney duly authorized in writing. Any individual may be appointed as proxy and such individual need not be a Limited Partner. The Chairman of any meeting shall determine the validity of all instruments of proxy to be utilized at such meeting.

7.11	A vote in accordance with the terms of an instrument of proxy shall be valid notwithstanding revocation of the proxy or transfer of the Unit in respect of which the proxy was given, provided that no notice in writing of such revocation or transfer shall have been received by an officer or director of the General Partner prior to the time fixed for the holding of the meeting.

7.12	Notwithstanding Section 7.8, only Limited Partners holding Units who are registered as such in the Partnership's Register on the day prior to the date of the notice and who are not in breach of any provision of this Agreement and are in good standing with respect to their monetary obligations to the General Partner, shall have the right to receive notice of meetings, to attend meetings in person or by proxy, or to vote on any matters submitted to any meeting.

Attendance by Officers and Directors of General Partner

7.13	Officers and directors of the General Partner shall have the right to attend in their capacity as such at any Partnership meeting and to address any such meeting on the matters properly before it.

Decisions In Writing

7.14	A resolution or material decision of the General Partner or the Limited Partners may be passed or made without a meeting if:

(a)	subject to Section 16.3, in the case of an Ordinary Resolution, the holders of more than 50% of the issued and outstanding Class A Units, the holders of more than 50% of the issued and outstanding Class B Units and the holders of more than 50% of the issued and outstanding Class C Units entitled to vote consent to such resolution or decision in writing; and

(b)	in the case of a Special Resolution, the holders of at least 75% of the issued and outstanding Class A Units, the holders of at least 75% of the issued and outstanding Class B Units and the holders of at least 75% of the issued and outstanding Class C Units entitled to vote consent to such resolution or decision in writing.

Minutes and Records of Meetings

7.15	The General Partner shall be responsible for enacting all needed rules of order for conducting all meetings and shall keep, or cause to be kept, at the expense of the Partnership, an accurate record of all matters discussed and action taken at all meetings. Matters submitted for the approval of Limited Partners holding Units may be approved by written consent resolution without the holding of a meeting in accordance with the provisions of Section 7.14. The records of all such meetings and any written consent resolutions shall be maintained at the head office or principal place of business of the Partnership and shall be available for inspection by any Partner at all reasonable times.

7.16	The General Partner shall cause minutes of all proceedings at each meeting of Partners to be made and entered in books to be kept for that purpose and these minutes, if signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall be conclusive of the matters stated in them and the meeting shall be deemed to have been duly convened and held and all proceedings and resolutions shown in them shall be deemed to have been duly passed and taken. The Limited Partners shall only have the powers set forth in this Agreement and any additional powers provided by law. Subject to the foregoing sentence, any resolutions passed in accordance with this Agreement shall be binding on all the Partners and their respective heirs, executors, administrators, successors and assigns, whether or not any such Partner was present in person or voted against any resolution so passed.

Power to Execute

7.17	The General Partner may execute on its own behalf and as attorney for each Limited Partner and the Partnership, all documents reasonably necessary to give effect to any resolutions passed by the Partners in accordance with this Article.

ARTICLE 8
RESIGNATION OR REMOVAL OF GENERAL PARTNER

The General Partner to Continue to Act

8.1	Except as subsequently expressly provided herein and, in particular, subject to Section 8.3 herein, the General Partner shall not cease to be, and may not be removed as, the general partner of the Partnership.

Resignation of the General Partner

8.2	The General Partner may resign on 120 days' written notice to the Limited Partners.

Removal of the General Partner

8.3	One or more of the Limited Partners holding in the aggregate not less than 75% of the issued and outstanding Class A, B and C Units then entitled to vote at a meeting of the Partnership, by a written resolution in one or more counterparts signed by such holders, shall be entitled to remove the General Partner and to substitute a new general partner therefor upon the happening of any of the following occurrences:

(a)	the making of an assignment for the benefit of creditors generally by the General Partner, or the dissolution of the General Partner; or

(b)	substantial default of the General Partner under the provisions of this Agreement, which default remains unremedied for a period in excess of 120 days from the date of receipt of notice to remedy such default from any of the Limited Partners, provided, however, that the right to remove the General Partner as the general partner of the Partnership shall be conditional upon the Limited Partners appointing (as required below), concurrently with such removal, a new general partner to assume all of the responsibilities and obligations of the General Partner under the terms hereof and provided further that all amounts owing by the Partnership to the General Partner have been paid in full. Such appointment shall require consent of one or more Limited Partners holding in aggregate not less than 75% of all issued and outstanding Class A, B and C Units then entitled to vote at a meeting of the Partnership, by a written resolution in one or more counterparts signed by such holders.

8.4	The removal of the General Partner pursuant to the terms of this Agreement shall in no way cancel or otherwise affect any rights that the Partnership or any Limited Partner may have as against the General Partner arising out of any matter or thing done or omitted to be done by the General Partner under the terms of this Agreement.

Transfer of Management

8.5	Upon the admission of a new general partner to the Partnership, the outgoing General Partner will do all things and take all steps to transfer immediately and effectively the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all other deeds, certificates, declarations and other documents reasonably necessary or desirable to effect this transfer.

Transfer of Title, etc.

8.6	Upon the resignation or removal of the General Partner and the admission of its successor as the general partner of the Partnership, the outgoing General Partner will transfer any legal title to the property and assets of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents and will do all other things reasonably necessary or desirable to effect the transfer, and otherwise to effect fully and usefully the succession of the new general partner as general partner of the Partnership.

Successor General Partner

8.7	A successor general partner of the Partnership shall become a party to this Agreement by signing a counterpart and shall thereby agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the General Partner hereunder as and from the date the successor becomes a party to this Agreement.

Continuity of The Partnership

8.8	If following the resignation or removal of the General Partner a new Person becomes the general partner of the Partnership, the Partnership shall not, by virtue of the resignation or removal, be considered to have terminated or dissolved, and the new general partner shall, for and on behalf of the Partnership, continue the business of the Partnership.

Indemnification of Former General Partner

8.9	Subject to Section 8.10, on the resignation or removal of the General Partner, the Partnership shall release and indemnify and hold harmless the General Partner and its directors, officers, agents, employees and representatives (each an "Indemnified Person") out of the assets of the Partnership from any loss, liability or damage incurred or suffered by such Indemnified Person as a result of or arising out of events which occur in relation to the Partnership after such resignation or removal, including legal fees incurred by such Indemnified Person in connection with the defense of any claim or action resulting or arising out of any such event, which legal fees shall be paid as incurred, except to the extent that indemnification is prohibited by law. Any indemnification required herein to be made by the Partnership will be made promptly following the fixing of the loss, liability or damage incurred or suffered by such Indemnified Person by a final judgment of any court, settlement, contract or otherwise.

8.10	An Indemnified Person:

(a)	shall not be entitled to the indemnification provided for under Section 8.9 and

(b)	shall be liable to the Partnership for any loss, liability or damage suffered or incurred by the Partnership, directly or indirectly, in connection with any course of conduct,

if such loss, liability or damage arises out of:

(i)	any criminal, fraudulent or dishonest act or wilful violation of any statute, rule or law on the part of the Indemnified Person; or

(ii)	gross negligence on the part of the Indemnified Person, with gross negligence being defined for these purposes as a conscious, voluntary act or omission by such Person in reckless disregard of such Person's legal duties and of the consequences to the Partnership.

ARTICLE 9
ACCOUNTS AND BANKING

Maintenance of Accounts

9.1	The General Partner shall have responsibility for maintenance of the accounts of the Partnership in accordance with GAAP.

Capital and Current Accounts

9.2	The General Partner shall establish a separate Capital Account for each Partner on the books of the Partnership, to which such Partner's Capital Contributions shall be credited and amounts distributed as a return of capital shall be debited.

9.3	The General Partner shall establish a separate Current Account for each Partner on the books of the Partnership, to which such Partner's share of Partnership net income is to be credited and such Partner's share of Partnership net loss and amounts distributed other than as a return of capital shall be debited.

9.4	The interest of a Partner in the Partnership will not terminate solely by reason that there is a debit balance in one or more accounts maintained pursuant to this Article.

Bankers

9.5	The bankers of the Partnership shall be such bank or trust company as the General Partner may from time to time determine.

ARTICLE 10
UNIT OWNERSHIP AND RESTRICTIONS ON TRANSFER

Restrictions on Transfer

10.1	No Limited Partner shall Transfer any of the Units owned by it except to Persons and in the manner expressly permitted in this Agreement. Any attempted Transfer of Units made in violation of this Agreement shall be null and void. Neither the Board of Directors nor the Limited Partners shall approve or ratify any Transfer of Units made in contravention of this Agreement and the General Partner shall not permit any such Transfer to be recorded on the register of Limited Partners maintained by the General Partner for the Units.

Permitted Transferees

10.2	Subject to the provisions of this Article 10, each Limited Partner (a "Transferor") shall be entitled, upon prior written notice to the General Partner, to Transfer the whole of its Units to any Permitted Transferee of the Transferor. No such Transfer shall be or become effective until the Permitted Transferee executes and delivers to the General Partner a written acknowledgement to be bound by the terms and conditions of this Agreement in the form attached as Schedule 3.6 to this Agreement or such other form as may be acceptable to the General Partner. No such Transfer shall release or discharge the Transferor from any of its liabilities or obligations under this Agreement until it becomes effective and then only to the extent provided in this Agreement.

Encumbering Units

10.3	At any time and from time to time, but subject to the provisions of Sections 10.3 through 10.7, any Limited Partner (a "Debtor") may grant a Lien on all but not less than all of the Units held by it, directly or indirectly (the "Pledged Units"), to a Canadian or United States chartered bank, trust company or other similar recognized and reputable Canadian or United States financial institution (a "Secured Party") as security for any bona fide Debt of the Limited Partner.

10.4	As a condition precedent to any such transaction, the Secured Party shall first enter into an undertaking in favour of the parties hereto other than the Debtor pursuant to which the Secured Party shall acknowledge that (i) its interest in the Pledged Units is subject to this Agreement and the rights of the Limited Partners under this Agreement; (ii) until the happening of an event of default or a demand for repayment, the Pledged Units shall continue to be registered on the books of the Partnership in the name of the Debtor and the Debtor shall be entitled to exercise all of the rights in relation to the Pledged Units conferred under the Act, this Agreement or otherwise (including voting rights), and (iii) if the Secured Party commences enforcement proceedings with respect to the Pledged Units following default by the Debtor, it shall be bound by the provisions of this Agreement to the same extent and as fully as though the Secured Party were a signatory to it in respect of Sections 10.3 through 10.7 and any Sale Transaction or Transfer.

10.5	If the Secured Party notifies the Debtor of its intention to commence enforcement proceedings with respect to the Pledged Units following a default by the Debtor or a demand for repayment of its Debt, the Secured Party shall contemporaneously with its notification to the Debtor deliver a copy of such notice to the General Partner. If, within a period of ten days following the date of delivery of such notice by the Secured Party, the Debtor has not satisfied its indebtedness and obligations owing to the Secured Party in full, the Debtor shall be deemed to be an Ineligible Limited Partner and the Secured Party shall be obliged to sell, and the Partnership, will be entitled to purchase the Pledged Units in accordance with the provisions of Article 12, mutatis mutandis, as if all references therein to the Ineligible Limited Partner were references to the Secured Party.

10.6	If the other Partnership elects not to purchase the Pledged Units pursuant to Article 12, the Secured Party shall be entitled to dispose of the Pledged Units to a third party if the party executes and delivers to the General Partner a written acknowledgement to be bound by the terms and conditions of this Agreement in the form of Schedule 3.6 to this Agreement or such other form as may be acceptable to the General Partner and otherwise complies with the provisions of Article 11.

10.7	Notwithstanding any disposition of the Pledged Units by the Secured Party to the Partnership or otherwise, the Debtor shall continue to be bound by any covenant given by it in or under this Agreement arising or occurring prior to the commencement of enforcement proceedings by the Secured Party.

ARTICLE 11
transfers TO THIRD PARTIES

Third Party Sale

11.1	If a Limited Partner (the "Offeror") wishes to sell all or any Units (the "Purchased Units") owned by it to a third party, including another Limited Partner, other than a Permitted Transferee (the "Buyer"), the Offeror shall first obtain the written consent from the General Partner, which consent may not be unreasonably withheld. For greater certainty, pursuant to the authority granted in Section 6.4, the General Partner may grant one or more transfer agents the authority to approve and register transfers of Units.

11.2	No disposition to a Buyer shall be valid or effective until the Buyer shall have executed a counterpart copy of this Agreement or a written acknowledgement to be bound by the terms and conditions of this Agreement in the form attached as Schedule 3.6 to this Agreement or such other form as may be acceptable to the General Partner.

11.3	Contemporaneously with the completion of the transaction of purchase and sale (a "Sale Transaction"), (i) the Offeror shall (y) repay any indebtedness owing by it to the Partnership, and (z) repay any indebtedness owing by it to the other Limited Partners under this Agreement, (ii) purchase any loans owed by the Partnership to the Offeror, and (iii) the Partnership shall repay in full any loans owed by the Partnership to the Offeror.

Piggy-Back Rights

11.4	If an Offeror is entitled and proposes to sell its Purchased Units pursuant to Sections 11.1 through 11.3, and if the sale of the Purchased Units would result in a change of Control of the Partnership, the Offeror shall, at least 30 days prior to the date specified for completion of the sale, give notice in writing (a "Disposition Notice") to the other Limited Partners (the "Offerees").

11.5	Each Offeree shall have the right, exercisable within ten days after receipt of a Disposition Notice, upon notice in writing to the Offeror and the Buyer (the "Piggy-Back Notice"), to require the Buyer to purchase all but not less than all of the Units held by such Offeree, at the time of completion of, and upon the same terms and conditions as those contained in the agreement between the Buyer and Offeror for the Purchased Units (the "Third Party Offer").

11.6	If any Offeree gives a Piggy-Back Notice to the Offeror and the Buyer within such period, then the Offeror shall be entitled to sell the Purchased Units to the Buyer pursuant to the Third Party Offer only if such Buyer also offers to purchase from the Offeree all of the Units held by the Offeree, conditional upon the completion of the transaction of purchase and sale contemplated in the Third Party Offer.

11.7	The Limited Partners who have accepted or been deemed to have accepted an offer under Section 11.6 shall be the "Vendor".

Carry-Along Requirement

11.8	If any of the Limited Partners receive a bona fide offer (a "Take-Over Bid") from a third party (the "Bidder") dealing at arms-length with them which they wish to accept and if the Take-Over Bid contains a provision to the effect that the Bidder will complete the sale contemplated by the Take-Over Bid only if the Bidder acquires all of the issued and outstanding Units, the recipient Limited Partner (the "Bid Recipient") will immediately advise the other Limited Partners of the Take-Over Bid. If Limited Partners holding not less than 75% of the Units (exclusive of Class D Units) wish to accept the Take-Over Bid, such Limited Partners shall have the right to require the other Limited Partners on ten days' notice in writing (a "Compulsory Sale Notice") to sell all of the Units held by them to the third party pursuant to the terms of the Take-Over Bid.

11.9	If the Limited Partners give a Compulsory Sale Notice to the other Limited Partners, then each of them shall be obligated to sell all of the Units held by it, upon the terms specified in the Take-Over Bid to the Bidder, conditional upon the completion of the transaction of purchase and sale contemplated in the Take-Over Bid.

11.10	Each Limited Partner acknowledges that in the event that it receives a Compulsory Sale Notice and it fails to execute or cause to be executed all such agreements and documents as may be necessary under the Act, this Agreement, or otherwise to enable the Units held by it, to be sold to the Bidder as provided in Sections 11.8 and 11.9, the Bid Recipient and the other Limited Partners who have sent the Compulsory Sale Notice may, and each Limited Partner irrevocably constitutes and appoints any other Limited Partner who complies with Sections 11.8 and 11.9 as the true and lawful attorney for such Limited Partner with full power of substitution in the name of and on behalf of such Limited Partner, with no restriction or limitation in that regard and declaring that such power of attorney may be exercised during any subsequent legal incapacity on its part, to execute and deliver all such agreements and documents as may be necessary to permit the sale of such Units to the Bidder to be completed as provided in this Agreement and reflected on the books of the Partnership. This power of attorney shall not be revoked or terminated by any act or thing unless this Agreement is terminated or unless such Limited Partner ceases to be bound by the provisions of this Agreement.

ARTICLE 12
INELIGIBLE LIMITED PARTNERS

Ineligible Limited Partners

12.1	A Limited Partner shall be deemed to be an "Ineligible Limited Partner" immediately following the occurrence of any of the following events (each a "Triggering Event"):

(a)	Upon the expiry of the time period referred to in Section 10.5 in the event a Secured Party commences enforcement proceedings with respect to the Pledged Units and its Debt is not repaid within such time period;

(b)	If the Limited Partner is declared bankrupt or makes a proposal in bankruptcy or becomes the subject of bankruptcy or other similar proceedings;

(c)	If the Limited Partner makes an assignment for the benefit of creditors or otherwise acknowledges its insolvency; or

(d)	If the Limited Partner either (i) effects a Transfer of its Units or any of them other than in accordance with the provisions of this Agreement or (ii) fails to observe, perform or carry out any of its obligations under this Agreement and such failure continues for ten Business Days after the General Partner has delivered a written demand to the defaulting Limited Partner that such failure be cured.

12.2	Each Limited Partner shall give notice in writing to the General Partner promptly following the occurrence of a Triggering Event.

12.3	From and after the date that a Limited Partner becomes an Ineligible Limited Partner, the votes of such Limited Partner shall be excluded for purposes of determining whether a decision, action or matter has been approved whether by Ordinary Resolution, Special Resolution or otherwise.

Irrevocable Option to Purchase Units of Ineligible Limited Partner

12.4	Each Limited Partner grants to the Partnership an irrevocable option (which option shall not be revoked by the death of the Limited Partner) (the "Purchase Option"), exercisable in the event that it becomes an Ineligible Limited Partner, to repurchase for cancellation all but not less than all of the Units held by it (the "Purchased Units").

12.5	The Purchase Option shall be exercisable by the Partnership at any time within 90 days following receipt of notice of the Triggering Event (the "Exercise Period") upon notice in writing (the "Exercise Notice") to the Ineligible Limited Partner.

Purchase Price for Units

12.6	The purchase price (the "Purchase Price") for the Purchased Units of the Ineligible Limited Partner (the "Vendor") shall be the product obtained by multiplying the number of Purchased Units and the Fair Market Value of the Units determined in accordance with the provisions of Article 14.

Closing

12.7	The closing of a transaction of purchase and sale contemplated by this Article 12 (a "Sale Transaction") shall take place at the Place of Closing at the Time of Closing on the date (the "Date of Closing") which shall, unless the Vendor and Purchaser otherwise agree, be the latest of:

(a)	the date of which is 90 days after the relevant Triggering Event, subject to Section 12.8;

(b)	the date which is seven days following the receipt of all necessary governmental releases or approvals required to be obtained in order to effect a valid transfer of the Purchased Units (and the Ineligible Limited Partner covenants and agrees to use its best efforts to obtain such consents, releases or approvals); and

(c)	the date which is 30 days after the Purchase Price is finally determined in accordance with the provisions of Article 14.

12.8	The Sale Transaction shall be effected in accordance with the general sale provisions of Article 13, provided that in the event that the Board of Directors determines by resolution of the Board that the Partnership does not have sufficient cash on hand to pay the full Purchase Price in cash on the Date of Closing of any Sale Transaction under this Article 12, the Partnership shall be permitted to pay the Purchase Price in monthly instalments over such period of time (not exceeding three years after the Date of Closing) as the Board of Directors may approve in such resolution, in which event the first instalment shall be paid in cash on the Date of Closing and the balance of the Purchase Price shall be evidenced by a promissory note delivered by the Partnership on the Date of Closing and setting out the payment schedule for such balance of the Purchase Price. Any unpaid portion of the Purchase Price remaining outstanding under such promissory note shall not bear interest.

No Sale

12.9	Notwithstanding the foregoing provisions of this Article 12, the Partnership shall not complete any Sale Transaction contemplated by this Article 12 if, at the Time of Closing, the purchase of the Purchased Units by the Partnership is prohibited by the Act or otherwise by Law.

ARTICLE 13
PROCEDURE FOR SALE OF UNITS

Application of Sale Provisions

13.1	Except as may otherwise be expressly provided in this Agreement, the provisions of this Article shall apply to any sale of Units between or among Limited Partners, any sale of Units by a Limited Partner to a third party pursuant to Article 11 or, to the extent applicable, between Limited Partners and the Partnership pursuant to the provisions of this Agreement.

13.2	For the purpose of this Article, the terms "Vendor", "Purchaser", "Date of Closing", "Time of Closing", "Purchase Price" and "Purchased Units" with respect to any Sale Transaction shall have the meanings specified in Section 1.1, Articles 11, 12 and 13, if applicable and as the case may be.

Obligations of Vendor

13.3	At or prior to the Time of Closing, the Vendor shall:

(a)	assign and transfer to the Purchaser the Purchased Units and deliver the certificate(s) representing the Purchased Units duly endorsed for transfer to the Purchaser or as directed by it;

(b)	do all other things required in order to deliver good and marketable title to the Purchased Units to the Purchaser free and clear of any Liens whatsoever;

(c)	deliver to the General Partner and the Purchaser all necessary documents (which documents shall be in form and substance reasonably satisfactory to the solicitors for the Purchaser) required to transfer to the Purchaser the indebtedness of the Partnership and the other Limited Partner to the Vendor or to otherwise comply fully with the intent of this Agreement;

(d)	deliver to the Partnership and the General Partner releases by the Vendor of all claims against the Partnership, the General Partner, any company or limited partnership directly or indirectly owned by the Partnership, and their respective successors and assigns and the directors, officers and employees of the General Partner and any such directly or indirectly held company or limited partnership, with respect to any matter or thing up to and including the Time of Closing, except for any claims which might arise out of the Sale Transaction, in the form of Schedule 13.3(d); and

(e)	if a withholding would be required under the Tax Act, either provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor is not then a non-resident of Canada within the meaning of the Tax Act or provide the Purchaser with a certificate pursuant to subsection 116(2) of the Tax Act with a certificate limit in an amount not less than the Purchase Price for the Purchased Units.

Release of Guarantees

13.4	If, at the Time of Closing, the Vendor, or any other Person for and on behalf of the Vendor, shall have any guarantees, securities or covenants lodged with any Person to secure any indebtedness, liability or obligation of the Partnership, then the General Partner shall use its best efforts to deliver up or cause to be delivered up to the Vendor or cancel or cause to be cancelled all of such guarantees, securities and covenants at the Time of Closing. If, notwithstanding such best efforts, the delivery up or cancellation of any such guarantee, security or covenant is not obtained, the General Partner shall deliver on behalf of the Partnership to the Vendor, and such other Person an indemnity in writing, in form reasonably satisfactory to counsel for the Vendor, indemnifying them against any and all claims, losses, costs or damages which may be or which shall have been paid, suffered or incurred by them with respect to the guarantee, security or covenant.

Deliveries to the Vendor

13.5	At or prior to the Time of Closing, the General Partner shall deliver on behalf of the Partnership and on its own behalf to the Vendor a release by the Partnership and the General Partner of all of their respective claims against the Vendor, the Vendor's successors and assigns and, if the Vendor is not an individual, the Vendor's directors, officers and employees, with respect to any matter or thing arising as a result of the Vendor being a Limited Partner, except for any claims which might arise out of the Sale Transaction, in the form of Schedule 13.5.

Repayment of Debts

13.6	If, at the Time of Closing, the Partnership is indebted to the Vendor in an amount recorded on the books of the Partnership and verified by the Accountant, the Partnership shall repay such amount to the Vendor at the Time of Closing. If, at the Time of Closing, the Vendor is indebted to the Partnership in an amount recorded on the books of the Partnership and verified by the Accountant, the Vendor shall repay such amount to the Partnership at the Time of Closing and, if the Vendor fails to make such repayment, the Purchaser shall be required to pay the amount of such indebtedness to the Partnership from the Purchase Price and the amount of the Purchase Price payable to the Vendor shall be reduced accordingly.

Payment of Purchase Price

13.7	Unless otherwise agreed in the Sales Transaction and permitted by this Agreement, the Purchase Price (less an amount withheld equal to the face amount of any indebtedness of the Vendor to the Partnership or the other Limited Partners) shall be paid by the Purchaser in full by cash or bank draft at the Time of Closing.

Non-Compliance with Conditions

13.8	If at the Time of Closing (i) the Purchased Units are not free and clear of all Liens, or (ii) evidence or a certificate referred to in paragraph 13.3(e) is not provided, the Purchaser may, without prejudice to any other rights which it may have, purchase the Purchased Units subject to such Liens or in the absence of such evidence or certificate, and, in that event, the Purchaser shall, at the Time of Closing, (iii) assume all obligations and liabilities with respect to such Liens, and (iv) make the payment of tax required under Section 116 of the Tax Act, as the case may be; and in each such case the Purchase Price payable by the Purchaser for the Purchased Units shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid shall be deducted from the Purchase Price payable at the Time of Closing.

Non-Completion by vendor

13.9	If, at the Time of Closing, the Vendor fails to complete the Sale Transaction, the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, make payment of the Purchase Price payable to the Vendor at the Time of Closing by depositing such amount to the credit of the Vendor in the main branch of the banker at which the General Partner maintains an account or accounts for the Partnership. Such deposit shall constitute valid and effective payment of such amount to the Vendor irrespective of any action the Vendor may have taken to transfer or grant of Lien on the Purchased Units. If the Purchase Price has been so paid, then from and after the date of deposit, the Sales Transaction shall be deemed to have been full completed and all right, title, benefit and interest, both at law and in equity and to the Purchased Units shall conclusively be deemed to have been transferred to and become vested in the Purchaser and all right, title, benefit and interest, both at law and in equity, in and to the Purchased Units of the Vendor or of any transferee or assignee of the Vendor shall cease and determine. The Purchaser shall also have the right to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, unit certificates, resignations and other documents that may be necessary to complete the Sale Transaction and each Limited Partner, to the extent it may be a Vendor irrevocably appoints any Limited Partner who becomes a Purchaser in a Sale Transaction its attorney in that behalf, with no restriction or limitation in that regard and declaring that this power of attorney may be exercised during any subsequent legal incapacity on its part.

13.10	The Vendor shall be entitled to receive the amount deposited with the banker for the Partnership pursuant to Section 13.9 together with the releases and indemnities to which it may be entitled pursuant to Sections 13.4 and 13.5 on delivery to the Purchaser of the documents referred to in Section 13.3 and in compliance with all other provisions of this Agreement.

Non-Completion by Purchaser

13.11	In addition to and without limiting any remedy that may be available at law or in equity to the Vendor, in the event that a Person who is obligated to purchase Units in accordance with this Agreement defaults in the performance of its obligation to complete such purchase, the Vendor may, at its option, by notice in writing to the defaulting person, terminate all its obligations relating to such purchase and, upon the giving of such notice in accordance with the provisions of this Section 13.11, such obligations shall be terminated without prejudice to the continued effectiveness of this Agreement.

13.12	If, at the Time of Closing, the Purchaser fails to complete a Sale Transaction, the Vendor (the "New Purchaser") shall have the right (without prejudice to any other rights which it may have), at its option, exercisable within a period of 30 days following the Date of Closing of such Sale Transaction upon notice to the Purchaser (the "New Vendor"), to purchase from the New Vendor all the Units owned by the New Vendor for an amount per Unit equal to 75% of the Purchase Price per Unit payable pursuant to the Sale Transaction which the New Vendor has neglected or refused to perform, less all costs incurred by the New Purchaser in connection with the failure by the New Vendor to complete the Sale Transaction, and all references in the foregoing Sections of this Article to the "Vendor" and the "Purchaser" respectively shall be deemed to be references to the New Vendor and the New Purchaser respectively.

No Joint Liability

13.13	For greater certainty, the parties hereto acknowledge and agree that where a Sale Transaction involves more than one Purchaser, the Purchasers in such Sale Transaction are not jointly liable for the payment of the Purchase Price for the Purchased Units and any indebtedness purchased, but are only liable for their proportionate share.

Consents

13.14	The parties hereto acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary governmental and regulatory consents and approvals to the transfer of Units contemplated thereby.

ARTICLE 14
FAIR MARKET VALUE

Purchase Price for Units

14.1	The provisions of this Article 14 shall apply with respect to any determination of Fair Market Value required to be made pursuant to this Agreement.

Meaning of Fair Market Value

14.2	For purposes of this Agreement, "Fair Market Value" means the price per Unit, determined by the Valuator pursuant to this Article as of the relevant Valuation Date in respect of any Sale Transaction in two steps:

(a)	first, the Valuator shall determine the price per Unit that would be received upon a sale of all of the issued and outstanding Units in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm's length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Partnership; and

(b)	second, the Valuator shall take into account the number of Units held by the Vendor in such Sale Transaction relative to the total number of Units issued and outstanding at that time only if such Sale Transaction relates to the sale of Control and shall apply to the price per Unit determined pursuant to paragraph (a) a reasonable premium for Control, but shall not apply a minority discount to a Sale Transaction relating to the sale of a minority position, and in each case the resulting price per Unit shall be the Fair Market Value for the purposes of the Sale Transaction.

In determining the Fair Market Value of the Units, such Valuator shall be considered as an expert and shall not be construed as acting as an arbitrator within the meaning of the Arbitration Act (British Columbia).

14.3	The determination of the Fair Market Value of the Units shall be made as if the Partnership were a "going concern" (except to the extent that market, financial, economic, business or other conditions shall dictate different criteria in the reasonable judgment of the Valuator). The value of the Units shall not be diminished because the Units are not publicly traded. The proceeds of life insurance, if any, which are payable to the Partnership because of the death of a deceased Vendor shall not be taken into account in making such valuation.

Estimate of Fair Market Value

14.4	Immediately following the delivery of an Exercise Notice under Section 12.5, the General Partner shall instruct the Valuator to prepare and deliver to the Vendor and Purchaser, within a period of 30 days from the date of receipt of such instructions, a report setting forth the Valuator's estimate as to the Fair Market Value of the Units and the basis upon which such estimate has been calculated (the "Valuator's Report").

14.5	If the estimate of the Fair Market Value of the Units set forth in the Valuator's Report is acceptable to the Vendor and Purchaser which approval will be deemed to have been given if no notice of objection is received by the General Partner within a period of ten days following the delivery of the Valuator's Report to them, it shall become the Fair Market Value of the Units for purposes of the Sale Transaction to which it relates.

14.6	In any Sale Transaction, the costs and expenses of the Valuator incurred in connection with preparation of the Valuator's Report shall be paid by the Vendor in such Sale Transaction, except if the General Partner decides (at its sole discretion) that such costs and expenses of the Valuator shall be paid by the Partnership.

ARTICLE 15
DISSOLUTION AND WINDING-UP

No Dissolution of Partnership

15.1	The Partnership shall not be dissolved by the admission of a new general partner or new Limited Partner, by the withdrawal, death, insolvency, bankruptcy or other disability or incapacity of the General Partner or any Limited Partner or by the giving by any Partner of a notice purporting to dissolve the Partnership. To the fullest extent permitted by law, each Partner hereby irrevocably waives any right it may have to give any notice dissolving or otherwise determining the Partnership and agrees that it shall not apply to any court seeking to dissolve or otherwise wind up the affairs of the Partnership.

Dissolution of Partnership

15.2	The Partnership shall be dissolved at any time upon either:

(a)	all of (i) the written consent of the General Partner; (ii) the written consent of or resolution passed by the holders of more than 75% of the then outstanding Class A Units; (iii) the written consent of or resolution passed by the holders of more than 75% of the then outstanding Class B Units; and (iv) the written consent of or resolution passed by the holders of more than 75% of the then outstanding Class C Units; or

(b)	upon the written consent of all Limited Partners; or

(c)	earlier upon the occurrence of any of the following events:

(i)	any event which makes it unlawful for the Business to be continued;

(ii)	the bankruptcy, insolvency, liquidation, dissolution or winding up of the General Partner or the occurrence of any other event which would permit a trustee or receiver to administer the affairs of the General Partner, provided that such trustee or receiver has continued in office for a period of 120 consecutive days, unless a new general partner is appointed within 60 days after the occurrence of such bankruptcy, insolvency, liquidation, dissolution, winding up or other event; or

(iii)	the disposition of all the assets of the Partnership.

15.3	The General Partner shall serve as the receiver of the Partnership charged with the responsibility of liquidating the Partnership upon its dissolution. If the General Partner is unable or unwilling to act in such capacity, the Limited Partners may by resolution appoint some other appropriate person or party to act as the receiver of the Partnership.

Operation After Dissolution of Partnership

15.4	Upon the dissolution of the Partnership pursuant to Section 15.2, and, notwithstanding the dissolution, the Business shall continue to be operated pursuant to this Agreement so far as may be necessary to wind up the affairs of the Partnership and to complete transactions begun but unfinished at the time of dissolution, but not otherwise, and any authority which, pursuant to this Agreement, a Partner may have to bind the Partnership shall continue (except in the case of a Partner who is bankrupt or insolvent) and the other rights and obligations of the Partners under this Agreement shall continue, notwithstanding the dissolution, for such limited purposes.

Winding-Up of Partnership

15.5	Upon dissolution of the Partnership pursuant to Section 15.2, the General Partner or any trustee or liquidator or similar Person charged with the responsibility for the orderly winding-up of the affairs of the Partnership shall proceed, as expeditiously as is reasonable in the circumstances, to wind up the affairs of the Partnership by:

(a)	selling all the property of the Partnership on the best terms obtainable; and

(b)	applying the proceeds of such sales, together with any cash on hand and sums, if any, contributed by the Partners to make up losses or deficiencies of capital, in the following manner and order:

(i)	first, in paying the debts and liabilities of the Partnership to Persons who are not Partners;

(ii)	second, in placing in escrow a cash reserve fund for contingent liabilities in the amount reasonably determined by the receiver to be appropriate for such reserve fund (with such fund to be held for such period as the receiver regards as reasonable and then to be distributed pursuant to the following paragraphs of this Section 15.5);

(iii)	third, in paying to each Partner ratably what is due to such Partner from the Partnership for:

(A)	advances or amounts otherwise owed; and

(B)	any balance in such Partner's Current Account;

(iv)	fourth, in distributing to each Limited Partner holding Class D Units ratably what is due to it under paragraph 4.8(a);

(v)	fifth, in distributing to each Limited Partner holding Class C Units ratably what is due to it under paragraph 4.8(b);

(vi)	sixth, in distributing to each Limited Partner holding Class C2 Units ratably what is due to it under paragraph 4.8(c);

(vii)	seventh, in distributing to each Limited Partner holding Class B Units ratably what is due to it under paragraphs 4.8(d) and 4.8(e);

(viii)	eighth, in distributing to each Limited Partner holding Class A Units ratably what is due to it from the Partnership in respect of repayment of each Partner's Capital Contribution in respect of the Class A Units;

(ix)	ninth, in distributing to the General Partner what is due to it from the Partnership in respect of repayment of the General Partner's Capital Contribution; and

(x)	tenth, in distributing to each Limited Partner holding Class D Units, Class C Units, Class B Units and Class A Units ratably what is due to it under paragraph 4.8(f).

Notwithstanding anything contained in this paragraph 15.5(b), any distribution made pursuant to paragraphs (iii)(B), (iv), (vi), (vii), (viii), (ix) and (x) of this paragraph 15.5(b) shall be made in accordance with the respective balances of the Partners' Section 704(b) Capital Accounts to satisfy the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d)(1) and 1.704-1(b)(2)(ii)(b)(2) and upon a winding-up of the Partnership, the Partners' Section 704(b) Capital Accounts shall be revalued pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

15.6	The General Partner or other Person charged with the responsibility of dissolution of the Partnership shall execute and record any notices and comply with any formalities as any be prescribed under the Act or the laws of any jurisdictions where the Partnership is registered.

Termination not to Affect Rights or Obligations

15.7	The termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

ARTICLE 16
AMENDMENTS

General Partner May Make Amendments

16.1	The General Partner may at any time amend any provision of this Agreement if such amendment is to cure an ambiguity or to correct or supplement any provision which may be defective or inconsistent and the cure, correction or supplemental provision does not and will not adversely affect the interests of the Limited Partners. All other amendments shall be made in accordance with Section 16.2.

Amendments Requiring Approval of Limited Partners

16.2	Any amendments not falling within Section 16.1 require the approval of (i) the General Partner, (ii) holders of more than 50% of the then issued and outstanding Class A Units, in writing or by Ordinary Resolution passed at a meeting of holders of Class A Units, voting separately as a class; (iii) holders of more than 50% of the then outstanding Class B Units, in writing or by Ordinary Resolution passed at a meeting of holders of Class B Units, voting separately as a class, and (iv) holders of more than 50% of the then outstanding Class C Units, in writing or by Ordinary Resolution passed at a meeting of holders of Class C Units, voting separately as a class, provided that except as expressly set out in this Agreement, no amendment shall be made which shall have the effect of reducing the Limited Partners' interest in the Partnership, changing the liability of any Limited Partner, allowing any Limited Partner to exercise control of the Business or changing the Partnership from a limited partnership to a general partnership.

16.3	Notwithstanding any other provision contained in this Agreement, any amendment to this Agreement which would have the effect of altering the capital distribution provisions set out in Section 4.8, except as such amendment corresponds to the creation of class in which the holders of Class D Units are entitled to exercise their right of first refusal pursuant to section 4.13, shall, in addition to requiring the approval of the holders of Class A Units, Class B Units and Class Units pursuant to section 16.2, also require the approval of the holders of more than 50% of the then issued and outstanding Class D Units, in writing or by Ordinary Resolution passed at a meeting of holders of Class D Units.

ARTICLE 17
Arbitration

Best Endeavours to Settle Disputes

17.1	If any controversy, dispute, claim, question or difference (a "Dispute") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties hereto shall use their best efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

Arbitration

17.2	If the parties hereto do not reach a solution pursuant to Section 17.1 within a period of 30 days following the first notice of the Dispute by any party to the others, then upon written notice by any party to the others, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (British Columbia) by a single arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within ten Business Days following delivery of the written notice to arbitrate, any party hereto may apply to a judge of the Supreme Court of British Columbia to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided. The arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the submission of the Dispute to arbitration. The arbitration shall take place in Vancouver, British Columbia. The arbitration award shall be given in writing and shall be final and binding on the parties hereto, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters. Judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be. All Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of the Province of British Columbia. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

ARTICLE 18
GENERAL PROVISIONS

Notices

18.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by delivery as hereafter provided. Notices and other communications shall be addressed:

(a)	if to the General Partner, at the General Partner's address listed on page 1 of this Agreement; and

(b)	if to any Limited Partner, at such Limited Partner's address listed on the Register;

or as each Partner may otherwise notify the other Partners in writing. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day it was sent (provided that if it was sent on a day which is not a Business Day, then it shall be deemed delivered on the Business Day following the sending), or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address if such date is a Business Day and such delivery was made before 4:00 p.m. (Vancouver time) and otherwise on the next Business Day. Notice of change of address shall also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this Section.

Limited Partner Is not a General Partner

18.2	If any provision of this Agreement has the effect of imposing upon any Limited Partner any of the liabilities or obligations of a general partner, the provision will be of no force and effect but the remainder of this Agreement will continue in effect.

Time of Essence

18.3	Time is of the essence of this Agreement.

Further Assurances

18.4	Each of the Partners shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Partnership to act in the manner contemplated by this Agreement.

Counterparts

18.5	This Agreement may be executed in as many counterparts as may be necessary, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as of the day and year first above written.

[The remainder of this page is intentionally blank. Signature page follows.]

Enurement

18.6	This Agreement shall enure to the benefit of and be binding upon the Partners and their respective successors.

IN WITNESS WHEREOF the Partners hereto have duly executed this Agreement.

General Partner:

RED MOUNTAIN VENTURES G.P. LTD.

Per:
Authorized Signatory

Limited Partners:

Each person who from time to time becomes a Limited Partner of RED MOUNTAIN VENTURES LIMITED PARTNERSHIP, by his, her or its agent and attorney, RED MOUNTAIN VENTURES G.P. LTD.

Per:
Authorized Signatory

Schedule 3.6

Form of Acknowledgement to be Bound by Agreement

Re:	Amended and Restated Limited Partnership Agreement of Red Mountain Ventures Limited Partnership (the "Partnership") dated as of July 1, 2017, among Red Mountain Ventures G.P. Ltd., as General Partner, and the Limited Partners, as may be further amended and/or restated (the "Partnership Agreement")

Capitalized terms referred to but not defined in this Acknowledgment shall have the meanings specified in the Partnership Agreement.

In consideration of the acceptance of the undersigned as a Limited Partner in the Partnership, the undersigned hereby represents and warrants that the representations and warranties set out in Section 5.2 of the Partnership Agreement are true and correct as of the date hereof, and agrees in favour of the parties to the Partnership Agreement to be bound by each and every provision of the Partnership Agreement, to the same extent as each original Limited Partner, including without limitation the Power of Attorney in Section 6.12 of the Partnership Agreement.

Dated this ________ day of __________________, 20___.

Address:

Fax No.:

If the proposed new Limited Partner is a corporation, partnership, trust or other non-individual:

Name:

By:
Authorized Signatory
Name:
Title:

If the proposed new Limited Partner is an individual:

Signed by ● in the presence of:	)
)
)
Signature of Witness	)
)
)
Name of Witness	)	●
)
)
Occupation

Schedule 13.3(d)

Form of Release by Vendor in favour of Partnership, General Partner and
Subsidiaries

RELEASE

TO:	Red Mountain Ventures Limited Partnership (the "Partnership")

AND TO:	Red Mountain Ventures G.P. Ltd. (the "General Partner")

AND TO:	The companies and limited partnerships directly and indirectly owned by the Partnership (the "Subsidiaries"), namely ●

FROM:	● (the "Vendor")

RE:	Amended and Restated Limited Partnership Agreement dated as of July 1, 2017, between the Limited Partners and the General Partner, as it may be amended and/or restated from time to time (the "Partnership Agreement")

Capitalized terms and phrases used herein and not expressly defined herein shall have the same meanings herein as are ascribed to such terms and phrases in the Partnership Agreement.

WHEREAS:

A. until the date of this Release, the Vendor has been a Limited Partner of the Partnership and the Vendor is disposing of such Vendor's Purchased Units on the date of this Release; and

B. this Release is delivered pursuant to paragraph 13.3(d) of the Partnership Agreement;

KNOW ALL MEN BY THESE PRESENTS that in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Vendor DOES HEREBY RELEASE, REMISE AND FOREVER DISCHARGE each of the Partnership, the General Partner, the Subsidiaries and their respective successors and assigns as well as the directors, officers and employees of (a) the General Partner, and (b) each Subsidiary, respectively (the Partnership and all such other parties herein collectively called the "Members of the Released Group") of and from any and all claims, demands, suits, proceedings, covenants, liabilities, and obligations of whatsoever kind and howsoever arising which any of them now has or which they may hereafter have by reason of any act or omission arising out of, or which might have arisen out of or in the course of the actions of any Member of the Released Group prior to closing of the disposition by the Vendor of Purchased Units.

Dated at ___________________________, this ______ day of ____________________, 20___ [insert Date of Closing].

If the Vendor is a corporation:

●
By:

Authorized Signatory
Name:
Title:

If the Vendor is an individual:

Signed by ● [name of Vendor]	)
in the presence of:	)
)
)
Signature of Witness	)
)
)
Name of Witness	)	● [name of Vendor]
)
)
Occupation

Schedule 13.5

Form of Release by Partnership, General Partner
and Subsidiaries in favour of Vendor

RELEASE

TO:	● [insert name of Vendor] (the "Vendor")

FROM:	Red Mountain Ventures Limited Partnership (the "Partnership")

AND FROM:	Red Mountain Ventures G.P. Ltd. (the "General Partner")

AND FROM:	the directly and indirectly held Subsidiaries of the Partnership (the "Subsidiaries"), identified below

RE:	Amended and Restated Limited Partnership Agreement dated as of the July 1, 2017, between Limited Partners and the General Partner, as it may be amended and/or restated from time to time (the "Partnership Agreement")

Capitalized terms and phrases used herein and not expressly defined herein shall have the same meanings as are ascribed to such terms and phrases in the Partnership Agreement.

WHEREAS:

A. until the date of this Release, the Vendor has been a Limited Partner of the Partnership and the Vendor is disposing of such Vendor's Purchased Units on the date of this Release; and

B. this Release is delivered pursuant to paragraph 13.5 of the Partnership Agreement;

KNOW ALL MEN BY THESE PRESENTS that in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), each of the Partnership and the General Partner DOES HEREBY RELEASE, REMISE AND FOREVER DISCHARGE each of the Vendor and its respective successors and assigns and, if the Vendor is not an individual, the Vendor's directors, officers and employees, respectively, of and from any and all claims, demands, suits, proceedings, covenants, liabilities and obligations of whatsoever kind and howsoever arising which the Partnership or the General Partner, respectively, now has or which it may hereafter have by reason of any act or omission arising as a result of the Vendor being a Limited Partner, except for any claims which might arise out of the Sale Transaction.

DATED this ____ day of __________________________, 20___ [insert Date of Closing].

RED MOUNTAIN VENTURES LIMITED PARTNERSHIP

By its General Partner,

RED MOUNTAIN VENTURES G.P. LTD.

By:

Authorized Signatory
Name:
Title:

RED MOUNTAIN VENTURES G.P. LTD.

By:

Authorized Signatory
Name:
Title:

[add all Subsidiaries of the Partnership in existence at the relevant time]

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